      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 2000


                                                      REGISTRATION NO. 333-34664

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                             PARTICIPATE.COM, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                        7389                    36-4321667
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                      945 WEST GEORGE STREET, THIRD FLOOR
                          CHICAGO, ILLINOIS 60657-5007
                                 (773) 665-0020

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

              ALAN K. WARMS, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             PARTICIPATE.COM, INC.
                      945 WEST GEORGE STREET, THIRD FLOOR
                          CHICAGO, ILLINOIS 60657-5007
                                 (773) 665-0020

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

             JOHN T. SHERIDAN                                  THOMAS J. MURPHY
            KATHLEEN B. BLOCH                                   STACEY T. KERN
              JOHN B. TURNER                               McDERMOTT, WILL & EMERY
           MICHELLE D. GREGORY                              227 West Monroe Street
     WILSON SONSINI GOODRICH & ROSATI                         Chicago, IL 60606
         Professional Corporation                               (312) 372-2000
            650 Page Mill Road
           Palo Alto, CA 94304
              (650) 493-9300

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                    TITLE OF EACH CLASS                        PROPOSED MAXIMUM
                      OF SECURITIES TO                        AGGREGATE OFFERING        AMOUNT OF
                       BE REGISTERED                              PRICE(1)(2)       REGISTRATION FEE
Common stock, $0.001 par value..............................      $57,500,000            $15,180

(1) Includes shares which the underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 9, 2000


                                     [LOGO]

                                          SHARES
                                  COMMON STOCK

    Participate.com is offering       shares of common stock. This is our
initial public offering and no public market currently exists for our shares. We have applied for approval for listing of our common stock on the Nasdaq National Market under the symbol "PRTP." We anticipate that the initial public offering
price will be between $    and $    per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ---------------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public Offering Price.......................................   $          $
Underwriting Discounts and Commissions......................   $          $
Proceeds to Participate.com.................................   $          $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Participate.com has granted the underwriters a 30-day option to purchase up
to an additional       shares of common stock to cover over-allotments.

                            ------------------------

ROBERTSON STEPHENS

                      CHASE H&Q

                                                         WILLIAM BLAIR & COMPANY

                  THE DATE OF THIS PROSPECTUS IS       , 2000

[Artwork consists of a series of 30 logos of companies in a circle under the heading "Participate.com Clients and Strategic Alliances." Within the circle is the phrase "Growing and managing online communities that redefine business relationships." The logos shown are for the following clients and strategic alliances: accenthealth.com, Ace Commercial and Industrial Supply, Ask Jeeves, AT&T Worldnet-Registered Trademark- Services, Breakaway Solutions, Consumers Carclub.com, Cisco Systems, Columbia TriStar Interactive, Diamond Technology Partners Incorporated, EXPAT Exchange, Freedom Nation, MuniGroup.com, Kana Communications, MachineWeb.com, Multex Investor Network, mySAP, NBC Internet, net32.com, NuvoMedia, OurHouse.com, Parlo, Quote.com, RealHome.com, Reuters, Salesguy.com, SalesLogix, SciQuest.com, SideTalk Corporation, Staples.com,
TAP Pharmaceuticals and Wrenchead.com.]

    YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, THE "COMPANY," "PARTICIPATE.COM," "WE," "US" AND "OUR" REFER TO PARTICIPATE.COM, INC., A DELAWARE CORPORATION.

    UNTIL       , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      5
Forward-Looking Statements; Market Data.....................     14
Use of Proceeds.............................................     15
Dividend Policy.............................................     15
Capitalization..............................................     16
Dilution....................................................     17
Selected Financial Data.....................................     18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     19
Business....................................................     24
Management..................................................     34
Certain Transactions........................................     42
Principal Stockholders......................................     45
Description of Capital Stock................................     47
Shares Eligible for Future Sale.............................     51
Underwriting................................................     53
Legal Matters...............................................     55
Experts.....................................................     56
Where You Can Find More Information.........................     56
Index to Financial Statements...............................    F-1

                            ------------------------

    Community Management System-TM- and Community Roadmap-TM- are trademarks of our company. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING RISK FACTORS AND FINANCIAL STATEMENTS AND RELATED NOTES REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING.

                             PARTICIPATE.COM, INC.

OUR BUSINESS

    We are a management service provider, or MSP, that enables successful eBusiness strategies by offering an integrated management solution for online communities. Online communities are groups of businesses, customers or employees with common interests that interact via the Internet to share business practices, provide feedback and build relationships. We receive recurring fees to develop, manage and host successful online communities using our community management expertise and proprietary service delivery platform, the Community Management System, or CMS. Our full-service approach is designed to enable eBusinesses to strengthen relationships, build loyalty, reduce their operating and customer acquisition costs, and create new revenue opportunities. We provide our services primarily to Global 1000 and leading Internet companies. Our clients include Ace Hardware, Ask Jeeves, AT&T WorldNet-Registered Trademark-Service, Columbia TriStar Interactive, Kodak, mySAP, NBC Internet, Reuters, SciQuest.com and Staples.com. We expand our market opportunities through our strategic channel relationships with a number of leading Internet professional services firms and technology providers, including Breakaway Solutions, Cisco Systems, Diamond Technology Partners Incorporated and Kana Communications.

OUR MARKET

    The projected growth of the Internet over the next five years is dramatic, particularly in the business-to-business market. The Gartner Group, an independent research firm, projects that the volume of non-financial goods and services sold through business-to-business eCommerce will grow from $145.0 billion in 1999 to $7.3 trillion worldwide in 2004. To capitalize fully on the new opportunities presented by the Internet, businesses demand both solution DEVELOPMENT, which includes strategy, design, and implementation, and solution MANAGEMENT, which includes ongoing active supervision, innovation, strategic use of technology and hosting of applications. International Data Corporation, an independent research firm, expects the worldwide market for Internet services, including consulting, systems integration, management and outsourcing services, to grow from $7.8 billion in 1998 to $78.5 billion in 2003.

    We believe every enterprise will face significant ongoing challenges in the management of its eBusiness initiatives, including the need to acquire and retain customers, differentiate itself from competitors, scale its eBusiness and build relationships with the most valuable business customers. Traditional Internet services organizations presently provide development solutions, technology and hosting services to build eBusiness initiatives. We believe that these services providers lack the focus and expertise required to specifically address the ongoing management challenges of eBusiness initiatives. We believe that a professionally managed online community uniquely addresses these recurring management challenges. As a result, we believe there is a significant market opportunity for an MSP offering online community solutions.

OUR SOLUTION

    We believe we are the only MSP to offer the full range of services needed to manage our clients' online community needs. Our solution has the following key elements:

    - INTEGRATED FULL-SERVICE APPROACH. We use our proprietary CMS methodology to provide a completely outsourced, comprehensive community solution for our clients. The CMS includes five key capabilities:

KEY CAPABILITY            DESCRIPTION
-----------------------   ----------------------------------------------------
Strategy                  Design and develop integrated communities

Management                Deliver a comprehensive approach to measure, analyze
                          and provide feedback on community participation

Research Conduct ongoing analysis of online community evolution, metrics and best practices

Service Innovation        Continually identify, develop and implement new
                          community service offerings

Application Hosting       Rapidly implement a hosted community solution

    - SIGNIFICANT COMMUNITY MANAGEMENT EXPERTISE. Through our ongoing deployment of a significant number of online community management programs, we have developed extensive community knowledge that we disseminate across multiple industries and clients.

    - VALUE DRIVEN RESULTS. For each of our ongoing engagements, we generate and analyze metrics that assess performance on several dimensions, including return on investment, customer insight and community effectiveness.

    - SPEED OF EXECUTION. Through our concentrated focus on online community management, proprietary processes and dedicated resources, we believe that our approach rapidly delivers continuously improving, comprehensive management solutions to clients.

    - SCALABLE SOLUTIONS. Our internal management practices and the architecture of our solutions allow us to develop and expand programs and capabilities as our clients' communities grow.

OUR STRATEGY

    Our objective is to be the leading global MSP of online community solutions. We intend to pursue this objective in the following ways:

    - further penetrate an underserved market for management services;

    - expand relationships with current clients;

    - strengthen and expand strategic relationships;

    - actively build the Participate.com brand within our target markets;

    - continue to develop intellectual capital and proprietary methodologies;
      and

    - attract and retain high quality professionals.

OUR CORPORATE HEADQUARTERS

    Our headquarters are located at 945 West George Street, Third Floor, Chicago, Illinois 60657-5007 and our telephone number at that location is (773) 665-0020.

                                  THE OFFERING

Common stock offered by Participate.com.....................  shares

Common stock to be outstanding after this offering..........  shares

Use of proceeds.............................................  For general corporate and working capital purposes, including increases
                                                              in our marketing initiatives, hiring
                                                              of additional personnel and
                                                              redemption of our Series A preferred
                                                              stock. See
                                                              "Use of Proceeds."

Proposed Nasdaq National Market symbol......................  PRTP

------------------------

Except as otherwise indicated, all information in this prospectus assumes:

    - no exercise of the underwriters' over-allotment option; and

    - a two-for-one stock split of our Series B preferred stock and common stock effective in January 2000.

Except as otherwise indicated, the total number of shares to be outstanding after the offering excludes:

    - 2,062,604 shares issuable upon the exercise of stock options outstanding at April 12, 2000 at a weighted average exercise price of $1.20 per share;

    - 3,232,076 shares in aggregate available for future issuance under our 1999 Stock Plan, 2000 Stock Plan and 2000 Employee Stock Purchase Plan; and

    - 525,000 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price equal to the price per share in this offering.

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The summary financial information set forth below is derived from our financial statements. You should read it in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus. The pro forma basic and diluted net loss per share attributable to common stockholders gives effect to the assumed conversion of our Series B preferred stock into shares of common stock, weighted for the period outstanding, for the year ended December 31, 1999. The as adjusted balance sheet data summarized below reflect the application of the net proceeds from the sale of the shares of common stock in this offering at an assumed initial public
offering price of $    per share, after deducting the underwriting discounts and
commissions and our estimated offering expenses.

                                                           PERIOD FROM
                                                            OCTOBER 30
                                                          (INCEPTION) TO   YEAR ENDED DECEMBER 31,
                                                           DECEMBER 31,    ------------------------
                                                               1997           1998         1999
                                                          --------------   ----------   -----------
STATEMENTS OF OPERATIONS DATA:
  Revenues..............................................    $        6     $      507   $     1,885
  Gross profit..........................................             1            184           599
  Operating loss........................................            (4)           (93)       (2,792)
  Net loss attributable to common stockholders..........            (4)           (98)       (2,733)
                                                            ==========     ==========   ===========
  Basic and diluted net loss per share attributable to
    common stockholders.................................    $     0.00     $    (0.02)  $     (0.33)
                                                            ==========     ==========   ===========
  Shares used in computing basic and diluted net loss
    per share attributable to common stockholders.......     5,752,050      6,368,178     8,200,621
                                                            ==========     ==========   ===========
  Pro forma basic and diluted net loss per share
    attributable to common stockholders.................                                $     (0.26)
                                                                                        ===========
  Shares used in computing pro forma basic and diluted
    net loss per share attributable to common
    stockholders........................................                                 10,703,930
                                                                                        ===========

                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $10,609
  Working capital...........................................   10,249
  Total assets..............................................   11,896
  Capital lease obligations, net of current portion.........       91
  Redeemable preferred stock................................   13,214
  Accumulated deficit.......................................   (1,824)
  Total stockholders' equity (deficit)......................   (2,528)

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THIS CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, THERE IS A LIMITED AMOUNT OF INFORMATION ABOUT US WITH WHICH YOU CAN EVALUATE OUR BUSINESS AND POTENTIAL FOR FUTURE SUCCESS.

    We began operations in November 1997. Our limited operating history makes it difficult to forecast our future operating results. Our revenue and income potential is unproven. Because we do not have a long history upon which to base forecasts of future operating results, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history. You must also consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly changing markets, such as uncertainties about the acceptance of the Internet as a business medium and the market for Internet professional services. If we are unsuccessful in addressing these risks and uncertainties, our ability to execute our business plan would be materially and adversely affected and our stock price might decline.

OUR RESULTS OF OPERATIONS MAY VARY FROM QUARTER-TO-QUARTER AND, AS A RESULT, WE MAY NOT MEET THE EXPECTATIONS OF OUR INVESTORS AND ANALYSTS, WHICH COULD CAUSE OUR STOCK PRICE TO FLUCTUATE OR DECLINE.

    Our quarterly revenues, expenses and operating results have fluctuated in the past and could fluctuate significantly in the future. As a result, we believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. A substantial portion of our operating expense is related to personnel costs, marketing programs and overhead, which we cannot adjust quickly. A significant part of our current operating expenses are based on our expectations of future revenues. As a result, a reduction in revenues in a quarter may harm our operating results for that quarter. If our operating results in future quarters fall below the expectations of market analysts and investors, the trading price of our common stock could fall.

IF WE ARE UNABLE TO INCREASE OUR SERVICE REVENUES, OUR ABILITY TO BECOME PROFITABLE WILL BE HARMED.

    We derive our revenues from the sale of our services and we expect to continue to rely on these service revenues in the future. If we do not continue to develop our service revenues, our revenues may not meet our expectations or may decline. Our growth and future success will depend on our ability to increase the number of our clients, expand our service offerings, effectively implement these services and increase the average revenue per project and per client. Our ability to generate significant service revenues will also depend, in part, on our ability to create new service offerings without diluting the value of our existing programs. If we are unable to become profitable, our stock price may decline.

WE HAVE HAD NET LOSSES SINCE INCEPTION OF $2.8 MILLION AS OF DECEMBER 31, 1999 AND OUR OPERATING LOSSES MAY CONTINUE AND EVEN INCREASE IN THE FUTURE.

    As we grow our business, we expect to incur significant expenditures for recruiting and hiring additional personnel and marketing. As a result, we expect that our operating expenses will increase significantly in the near term and, consequently, we expect to incur additional losses in the future. In addition, if competition increases or our market grows more slowly than we anticipate, our revenues may not grow at a desirable rate, or they may decline. We cannot be certain that we will achieve profitability or that, if we do achieve profitability, we will be able to sustain or increase our profitability.

WE HAVE GROWN VERY QUICKLY AND IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO GENERATE NEW REVENUES AND ACHIEVE PROFITABILITY WOULD BE HARMED.

    Since we began operations in November 1997, we have significantly increased the size of our operations and our operating expenses. The number of our employees has increased from eight as of December 31, 1998 to 63 as of December 31, 1999. We expect to continue to hire new employees at a rapid pace. For example, our work force has grown by 63 people between December 31, 1999 and March 31, 2000. This recent growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management, personnel, systems and other resources. To manage any future growth effectively, we must improve and expand our financial and accounting systems, controls, reporting systems and procedures, integrate new employees and manage expanded operations. If we fail to manage growth effectively, the quality of our services, our ability to respond to clients and retain key personnel, and our business generally would suffer.

IF CURRENT OR POTENTIAL CLIENTS FAIL TO CONTINUE TO USE ONLINE COMMUNITIES OR IF OUR SERVICES ARE NOT ACCEPTED, DEMAND FOR OUR SERVICES MAY NOT DEVELOP.

    Online communities are a new and rapidly evolving business solution and our business will be harmed if sufficient demand for our services does not develop. Demand for our services may not materialize if businesses that have already invested substantial resources in other eBusiness strategies are reluctant to adopt new eBusiness initiatives.

    Moreover, even if online communities continue to expand, businesses may not perceive the services we offer to be valuable. If online community participation does not grow as quickly or become as important to businesses as we anticipate, or if businesses do not accept our services, our revenues will likely be reduced.

WE MAY NOT SUCCESSFULLY MAINTAIN AND EXPAND OUR STRATEGIC ALLIANCES, WHICH COULD HAMPER OUR ABILITY TO DELIVER SOLUTIONS NEEDED BY OUR CLIENTS AND LIMIT OUR ABILITY TO INCREASE OR SUSTAIN OUR REVENUES AND ACHIEVE OR MAINTAIN PROFITABILITY.

    A key part of our strategy is expanding our strategic relationships. If we are unable to maintain these relationships, the benefits that we derive from these relationships, including the receipt of important sales leads, cross-marketing opportunities, access to emerging technology and other benefits, may be lost. Consequently, we may not be able to offer desired solutions to clients, which would result in a loss of revenues and our inability to effectively compete for clients.

WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL NECESSARY TO DEVELOP OUR OPERATIONS, SALES, CONSULTING, PROFESSIONAL SERVICES AND SUPPORT CAPABILITIES IN ORDER TO CONTINUE TO GROW, WHICH WOULD HARM OUR BUSINESS.

    Our ability to grow will be adversely impacted if we do not attract qualified operations, sales, consulting, professional services and support personnel in the near future. Competition for these individuals is intense, and we may not be able to attract, train or retain highly qualified personnel in the future. Our failure to attract and retain highly trained personnel in these areas may limit the rate at which we can develop, which would harm our business. We expect to face greater difficulty attracting qualified personnel with equity incentives as a public company than we did as a privately held company.

IF WE DO NOT PROVIDE COMMUNITY MANAGEMENT SERVICES EFFECTIVELY AND ACCORDING TO SCHEDULE, OUR REVENUES AND PROFITABILITY COULD BE HARMED.

    If we fail to effectively provide high quality client services, or if we are unable to expand our internal professional services organization as needed to meet our clients' needs, our ability to compete successfully could be diminished and our revenues could be harmed. Any defects or errors in these services or failure to meet clients' specifications or expectations could result in:

    - delayed or lost revenues due to adverse client reaction;

    - requirements to provide additional services to a client at no charge or a limited charge;

    - refunds of fees for failure to meet obligations;

    - negative publicity about us and our services; and

    - claims for substantial damages against us.

WE HAVE A HIGH LEVEL OF CLIENT CONCENTRATION AND OUR BUSINESS COULD BE MATERIALLY AND ADVERSELY AFFECTED IF WE WERE TO LOSE A MAJOR CLIENT.

    Historically, a few of our clients have accounted for a substantial portion of our revenues. AT&T WorldNet-Registered Trademark- Service and Quote.com collectively generated 28% of our revenues in the year ended December 31, 1999. If we lose one or more of these clients, if our clients reduce their use of our services, or if we fail to successfully market our services to new clients, our business would suffer.

OUR LACK OF LONG-TERM CONTRACTS WITH CLIENTS AND OUR CLIENTS' ABILITY TO TERMINATE CONTRACTS WITH LITTLE NOTICE COULD REDUCE THE PREDICTABILITY OF OUR REVENUES AND COULD INCREASE THE POTENTIAL VOLATILITY OF OUR STOCK PRICE.

    Our current clients can generally cancel or reduce their use of our services without penalty and with little notice. As a result, our revenues are difficult to predict. Because we incur costs based on our expectations of future revenues, if we fail to predict our revenues accurately our expenses may exceed our revenues, which could cause us to incur increased operating losses and our stock price could decline.

IF OUR EFFORTS TO BUILD OUR BRAND ARE NOT SUCCESSFUL, WE MAY NOT BE ABLE TO INCREASE OUR REVENUES OR OFFSET ANY MARKETING COSTS THAT WE MAY INCUR.

    Because the Internet professional service provider industry is expanding rapidly, an element of our business strategy is to actively build our brand name in our target markets. To build our brand, we may increase our marketing activities. If our marketing activities are not successful, we may not obtain increases in revenues to offset any increase in our marketing expenses, which may cause our operating margins to decline. In addition, if we are unable to further develop our brand, we may not attain the growth in revenues that we seek.

LOSS OF ANY KEY PERSONNEL, INCLUDING OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, COULD HARM OUR ABILITY TO OBTAIN AND RETAIN CLIENT ENGAGEMENTS, MAINTAIN A COHESIVE CULTURE OR COMPETE EFFECTIVELY.

    Our success will depend in large part upon the continued service of our executive officers, in particular our President and Chief Executive Officer, Alan K. Warms. We do not have an employment contract with Mr. Warms. The loss of Mr. Warms' services could harm us and cause investors to lose confidence in our business, which could cause the trading price of our stock to decline. In addition, if Mr. Warms resigns to join a competitor or to form a competing company, the loss of Mr. Warms and any resulting loss of existing or potential clients to any competitor could harm our business. If we lose Mr. Warms, we may be unable to prevent the unauthorized disclosure or use by other companies of our technical knowledge, practices, or procedures. In addition, due to the substantial number of shares of our common stock owned by Mr. Warms, the loss of Mr. Warms' services could cause investor or analyst concern that Mr. Warms may sell a large portion of his shares, which could cause a rapid and substantial decline in the trading price of our common stock.

CURRENT AND POTENTIAL COMPETITORS COULD DECREASE OUR MARKET SHARE, LIMIT OUR GROWTH AND HARM OUR BUSINESS.

    The market for our services is already competitive, and we expect competition to increase in the future. In addition, there are a significant number of potential competitors who could develop services similar to those we offer. Our target market is rapidly evolving and is subject to continuous technological change. Unanticipated changes may favor our competition, or our competition may react more favorably to these changes, which could adversely affect our business and stock price. Our existing or future competitors may develop or offer management services that provide significant creative, price, technological or other advantages over the services we offer. In addition, existing businesses with greater financial resources or name recognition may become our competitors in the future, which could limit our growth and harm our business.

THE PRODUCTS WE USE ARE NEW, AND IF THEY ARE NOT PERCEIVED AS HIGH QUALITY OR IF THEY CONTAIN DEFECTS, WE COULD LOSE POTENTIAL CLIENTS AND OUR BUSINESS MIGHT SUFFER.

    The products we use in providing our services are complex and may contain errors, defects or failures, particularly because many of these products were released recently. We may not be able to detect and correct errors before using these products commercially. If these products contain errors, we may be required to expend significant resources to locate and correct the error. In addition, client dissatisfaction may harm our reputation. In addition, products we develop or use could contain defects that introduce a breach of security to our own or our clients' systems and proprietary information. A breach of security could be exploited by third parties, which could harm our business.

WE INTEND TO EXPAND OUR OPERATIONS INTERNATIONALLY, WHICH COULD DIVERT MANAGEMENT'S ATTENTION AND EXPOSE US TO ADDITIONAL RISKS, INCLUDING INCREASED REGULATION AND PRIVACY PROTECTION LAWS.

    We intend to develop our international operations in the future, which will require substantial financial resources. We have very limited experience in marketing and supporting our services abroad. If we are unable to grow our international operations successfully and in a timely manner, our business and operating results could be harmed. In addition, doing business internationally involves substantial expense and many additional risks, particularly:

    - longer sales cycles and slower collection of accounts receivable;

    - unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

    - reduced protection of intellectual property rights in some countries;

    - differing labor regulations;

    - changes in a country's or region's political or economic conditions;

    - difficulty in staffing and managing foreign operations;

    - increased financial accounting and reporting burdens and complexities; and

    - fluctuating exchange rates.

    Our international operations will increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and face potential litigation. For example, the governments of foreign countries might attempt to regulate our services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult to conduct our business. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information, which, if applied to the sale of our services, could negatively impact our results of operations. We cannot be certain that our investments in establishing operations in other countries will produce desired revenues or profitability.

TECHNICAL PROBLEMS WITH EITHER OUR INTERNAL OR OUR OUTSOURCED COMPUTER AND COMMUNICATIONS SYSTEMS COULD INTERRUPT OUR SERVICES.

    The success of our services depends on the efficient and uninterrupted operation of our own and outsourced computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar adverse events. We have entered into Internet-hosting agreements with various companies to provide hosting for both us and our clients. Our operations depend on the ability of outsourced service providers to protect their and our systems in their data centers against damage or interruption. Our outsourced service providers do not guarantee that our Internet access will be uninterrupted, error-free or secure. We have no formal disaster recovery plan in the event of damage or interruption. Furthermore, our insurance policies may not adequately compensate us for any losses that we may incur. Any system failure that causes an interruption in our service or a decrease in responsiveness could harm our relationships with our clients and result in reduced revenues.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE LIMITED, AND AS A RESULT WE COULD LOSE COMPETITIVE ADVANTAGES THAT DIFFERENTIATE OUR CAPABILITIES.

    We rely upon trademarks, copyrights and trade secrets to protect our proprietary rights, which may not be sufficient to protect our intellectual property. We also rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. Despite any precautions that we have taken:

    - laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

    - other companies may claim common law trademark rights based upon use of marks that precede the registration of our marks;

    - policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use; and

    - current federal laws that prohibit software copying provide only limited protection from software "pirates," and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries.

    Also, the laws of other countries in which we market our products may offer little or no effective protection for our proprietary technology. Through reverse engineering, unauthorized copying or other misappropriation of our proprietary technology, third parties could benefit from our technology without paying us for it, which could significantly harm our business.

WE MAY BECOME INVOLVED IN LITIGATION OVER PROPRIETARY RIGHTS, WHICH COULD BE COSTLY AND TIME CONSUMING.

    There is substantial litigation regarding intellectual property rights in our industry. We expect that software, business processes and other property rights in our industry may be increasingly subject to infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Other parties may currently have, or may eventually be issued, patents that the proprietary rights we use infringe. Any of these parties might make a claim of infringement against us. Any litigation brought by us or others could cause us to spend significant financial resources and divert management's time and efforts. In addition, from time to time, we may encounter disputes over rights and obligations concerning intellectual property. We may not prevail in intellectual property disputes regarding infringement, misappropriation or other disputes. Litigation in which we are accused of infringement or misappropriation might cause a delay in our ability to provide new services, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. If anyone brings a successful claim of infringement and we cannot develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

IF WE MAKE UNPROFITABLE ACQUISITIONS OR ARE UNABLE TO SUCCESSFULLY INTEGRATE ANY FUTURE ACQUISITIONS, OUR BUSINESS COULD SUFFER.

    From time to time, we may acquire businesses, client lists, products or technologies that complement or expand our existing business. Acquisitions of this type involve a number of risks, including the possibility that an acquisition will be unprofitable or that our management's attention will be diverted from the day-to-day operation of our business. An unsuccessful acquisition could harm our business. As a result of an acquisition we may issue additional equity securities that are dilutive to our common stock, incur debt and lose key employees. We cannot assure you that we will successfully complete a proposed acquisition or that, if we complete one or more acquisitions, the acquired businesses, client lists, products or technologies will generate sufficient revenue to offset the associated costs or other adverse effects.

                  RISKS RELATED TO EBUSINESS AND THE INTERNET

WE MAY FACE CLAIMS FOR ACTIVITIES OF OUR CLIENTS, WHICH COULD HARM OUR BUSINESS.

    Our services involve monitoring the transmission of information over the Internet. Our clients' online communities could be used to transmit harmful applications, negative messages, unauthorized reproductions of copyrighted material, inaccurate data or computer viruses to end users. Any transmission of this kind could damage our reputation or give rise to legal claims against us. We could spend a significant amount of time and money defending against these legal claims. In addition, our clients may not comply with federal, state and local laws when promoting their products and services. We cannot predict whether our role in facilitating these marketing activities would expose us to liability under these laws. Active management of online communities may expose us to additional liability. Any claims made against us could be costly and time-consuming to defend. If we are exposed to this kind of liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend resources to avoid liability.

WE DEPEND ON THE INCREASING USE OF THE INTERNET AND ON THE GROWTH OF ECOMMERCE. IF THE USE OF THE INTERNET AND ELECTRONIC COMMERCE DO NOT GROW AS ANTICIPATED, OUR BUSINESS WOULD BE HARMED.

    Our future revenues depend upon the increased acceptance and use of the Internet and other online services as a medium of commerce. Rapid growth in the use of the Internet, the Web and online services is a recent phenomenon that may not continue. Demand and market acceptance for recently-introduced services and products over the Internet are subject to a high level of uncertainty and few proven services and products exist.

    The Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including inadequate development of the necessary network infrastructure or delayed development of performance improvements. If the Internet continues to expand significantly in the number of users, frequency of use or bandwidth requirements, the infrastructure for the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect the use of the Internet generally. If for any of these reasons the Internet and electronic commerce do not continue to grow, our business could be harmed and our stock price may fall.

TO SUCCEED WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE AND THE INTENSE COMPETITION IN THE INTERNET INDUSTRY.

    Our market is characterized by rapidly changing technologies, frequent new service and product introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. To succeed, we will need to effectively integrate the various software programs and tools required to enhance and improve our service offerings and manage our business. Any enhancements or new services or features must meet the requirements of our current and prospective clients. Our success also will depend on our ability to adapt to changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes.

WE MIGHT BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.

    The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, including those governing intellectual property, privacy, libel and taxation, apply to the Internet generally and to community management in particular. Legislation could dampen the growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. If this happened, it could harm our business and our stock price could fall.

    The growing popularity of the Internet has burdened telecommunications infrastructure. If Internet service providers and online service providers are subject to higher costs, through fees or taxes levied to provide for additional infrastructure development, the growth of the Internet may slow. Also, due to the global nature of the Internet, state and local governments, the federal government or foreign countries might attempt to regulate or tax our activities. If this were to occur, it could harm our business.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MIGHT BE VOLATILE AND YOU MIGHT NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

    There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. You should read the "Underwriting" section for a more complete discussion of the factors that were considered in determining the initial public offering price of our common stock. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to various factors, some of which are beyond our control, including the following:

    - actual or anticipated fluctuations in our annual and quarterly operating results;

    - changes in market valuations of other technology companies;

    - changes in financial estimates by securities analysts;

    - variations in our operating results, which may cause us to fail to meet analysts' or investors' expectations;

    - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - future sale of equity or debt securities; and

    - general economic, industry and market conditions.

    In addition, the stock market in general, and the stock of Internet companies in particular, have experienced extreme volatility that often has been unrelated to the performance of these companies. These market fluctuations may cause our stock price to fall regardless of our performance. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were involved in securities class action litigation, we could incur substantial costs and management's attention and resources could be diverted.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS, AND IF WE ISSUE ADDITIONAL EQUITY SECURITIES TO RAISE CAPITAL, OUR STOCKHOLDERS MAY EXPERIENCE ADDITIONAL DILUTION.

    We may be required to seek additional funding to meet our capital requirements, particularly if we elect to acquire complementary businesses, products or technologies. If we are required to raise additional funds, we may not be able to do so on favorable terms, if at all. Further, if we issue new equity securities, stockholders may experience dilution or the holders of new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we are unable to raise additional capital on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities, or respond to clients and competition.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.

    Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. You should read "Shares Eligible for Future Sale" for a full discussion of shares that may be sold in the public market in the future.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR SHARES.

    The price for each share in the initial public offering is substantially higher than the book value per share of our outstanding common stock immediately after the offering. This is referred to as dilution. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of
approximately             in the book value of our common stock from the price
you pay for our common stock. For additional information on this calculation, see "Dilution."

BECAUSE SOME EXISTING STOCKHOLDERS WILL TOGETHER OWN A MAJORITY OF OUR STOCK, THE VOTING POWER OF OTHER STOCKHOLDERS, INCLUDING PURCHASERS IN THIS OFFERING, MIGHT BE LIMITED.

    After this offering, we anticipate that our officers, directors, and five percent or greater stockholders will beneficially own or control, directly or
indirectly,    % of our shares of common stock. As a result, if some of these existing stockholders choose to act together, they will have the ability to control certain matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combinations. This may delay or prevent an acquisition or cause the market price of our stock to decline. Some of these persons or entities may have interests different from yours. For example, they may be more interested than other investors in selling our company or pursuing different business strategies.

THE PROVISIONS OF OUR CHARTER DOCUMENTS MAY INHIBIT POTENTIAL ACQUISITION BIDS THAT A STOCKHOLDER COULD BELIEVE ARE DESIRABLE, AND THE MARKET PRICE OF OUR COMMON STOCK COULD BE LOWER AS A RESULT.

    Upon completion of this offering, our board of directors will have the authority to issue up to five million shares of preferred stock. Our board of directors can fix the price, rights, powers, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders. We have no current plans to issue any shares of preferred stock. Our charter documents also contain other provisions which may discourage, delay or prevent a merger, acquisition or other change in control, including:

    - only one of the three classes of directors is elected each year;

    - our stockholders have limited rights to remove directors without cause;

    - our stockholders have no right to act by written consent;

    - our stockholders have limited rights to call a special meeting of stockholders; and

    - our stockholders must comply with advance notice requirements to nominate directors or submit proposals for consideration at stockholder meetings.

    These provisions could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions may prevent the market price of our common stock from increasing substantially in response to actual or rumored takeover attempts. These provisions may also prevent changes in our management.

WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS OF THIS OFFERING, AND WE MIGHT NOT USE THESE PROCEEDS EFFECTIVELY.

    Our management has broad discretion in the use of the net proceeds of this offering and could spend the net proceeds in ways that do not yield a favorable return or to which stockholders object. We may also use the proceeds to acquire complementary businesses or technologies, although no such acquisitions are currently planned. Until we need to use the proceeds of this offering, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                    FORWARD-LOOKING STATEMENTS; MARKET DATA

    Some of the assertions in this prospectus contain "forward-looking" information as that term is defined by the federal securities laws. These assertions include, among others, those found under "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking assertions may be identified by use of the terms "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking assertions are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking assertions due to a number of factors, some of which are beyond our control. Factors that could materially and adversely affect our results and cause them to differ from those contained in this prospectus include, but are not limited to:

    - the competitive environment in which we operate;

    - our ability to attract or retain qualified personnel and maintain good employee relations; and

    - any legal claims asserted against us.

    You should also consider carefully the statements under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus which address additional factors that could cause our actual results to differ from those set forth in this prospectus.

    This prospectus contains market data related to our business and the Internet professional services industry. These market data include projections prepared by third parties that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations and financial condition, and the market price of our common stock.

    The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    The net proceeds from the sale of the shares of common stock we are offering
will be approximately $    million. If the underwriters fully exercise the
over-allotment option, the net proceeds of the shares sold by us will be
approximately $   million. "Net proceeds" is what we expect to receive after paying underwriting discounts and commissions and estimated offering expenses. Net proceeds are calculated using the estimated initial public offering price of
$    per share

    We intend to use the proceeds for general corporate purposes, including working capital, to expand our sales and marketing and professional services organizations, to expand internationally and to redeem our Series A preferred stock. We may also use some of the proceeds to acquire other companies, technology or products that complement our business, although we are not currently planning any of these transactions. Pending these uses, the net proceeds of this offering will be invested in short-term, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1999. Our capitalization is presented:

    - On an actual basis.

    - On a pro forma basis and pro forma as adjusted basis to reflect the filing of an amendment to our certificate of incorporation to provide for authorized capital stock consisting of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock; and the issuance of our Series C preferred stock in March and April 2000.

    - On a pro forma as adjusted basis to reflect:

       - the sale of       shares of common stock in this offering at an assumed
         initial offering price of $   per share and our receipt of the
         estimated net proceeds, after deducting underwriting discounts and estimated offering expenses;

       - the conversion of Series B and C preferred stock into common stock; and

       - the redemption of our Series A preferred stock.

    You should read this table in conjunction with our Financial Statements and the accompanying Notes, Selected Financial Data, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                               (IN THOUSANDS EXCEPT SHARE DATA)
Current portion of capital lease obligations................  $    90     $    90      $
Long-term portion of capital lease obligations..............       91          91
Redeemable preferred stock, $0.001 par value,
  9,325,980 shares authorized actual, 13,169,604 pro forma
  and none pro forma as adjusted, issuable in series:
  Series A preferred stock: 624,000 shares authorized,
    issued and outstanding, actual and pro forma and none
    pro forma as adjusted...................................      588         588
  Series B convertible stock: 8,701,980 shares authorized,
    issued and outstanding, actual and pro forma and none
    pro forma as adjusted...................................   12,626      12,626
  Series C convertible stock: 3,843,624 shares authorized,
    3,784,001 shares issued and outstanding, pro forma and
    none pro forma as adjusted..............................       --      20,234
Stockholders' equity (deficit):
  Preferred stock: 5,000,000 shares authorized, none issued
    and outstanding, pro forma and pro forma as adjusted....       --          --
  Common stock, $0.001 par value: 24,000,000 shares
    authorized, actual, 100,000,000 shares authorized, pro
    forma and pro forma as adjusted, 8,331,226 shares issued
    and outstanding, actual and pro forma and       pro
    forma as adjusted.......................................        8           8
Additional paid-in capital..................................      244         244
Deferred stock compensation.................................     (956)       (956)
Accumulated deficit.........................................   (1,824)     (1,824)
                                                              -------     -------      -------
Total stockholders' equity (deficit)........................   (2,528)     (2,528)
                                                              -------     -------      -------
  Total capitalization......................................  $10,867     $31,101      $
                                                              =======     =======      =======

    The foregoing table does not include stock options and warrants to purchase common stock, which are more fully described in "Description of Capital Stock."

                                    DILUTION

    Our net tangible book value as of December 31, 1999 was $(2.5) million, or $(0.30) per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our tangible assets, and dividing the total by 8,331,226 shares of common stock outstanding as of December 31, 1999. The pro forma book value per share before the offering gives effect to the issuance of the Series C preferred stock and the conversion of the Series B preferred stock and Series C preferred stock into common stock immediately preceding our initial public offering.

    Assuming the sale by us of       shares of common stock in this offering at
an initial public offering price of $      per share and the application of the
estimated net proceeds from this offering, our net tangible book value as of
December 31, 1999 would have been $   million, or $      per share of common
stock. Assuming completion of this offering, there will be an immediate increase
in the net tangible book value of $      per share to existing stockholders and
an immediate dilution in pro forma net tangible book value of $      per share
to new investors. The following table illustrates this per share dilution:

Initial public offering price per share.....................           $
  Net tangible book value per share as of December 31,
    1999....................................................  $(0.30)
  Increase per share attributable to pro forma
    adjustments.............................................    1.76
                                                              ------
Pro forma book value per share before the offering..........    1.46
  Increase per share attributable to new investors..........
                                                              ------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                       ------
Pro forma dilution per share to new investors...............           $
                                                                       ======

    The following table summarizes the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by new investors. The average price per share paid was based upon the number of shares of common stock outstanding as of December 31, 1999 and assuming the issuance of the Series C preferred stock and the conversion of the Series B preferred stock and Series C preferred stock into common stock:

                                  SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                              -------------------------   --------------------------     PRICE
                                  NUMBER       PERCENT        AMOUNT        PERCENT    PER SHARE
                              --------------   --------   ---------------   --------   ---------
Existing stockholders.......      20,817,207         %    $    33,286,074          %    $  1.60
New investors...............
                              --------------    -----     ---------------    ------
Total.......................                    100.0%    $                   100.0%
                              ==============    =====     ===============    ======

    If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing shareholders will be reduced to
         , or    % of the total number of shares of common stock to be
outstanding after this offering, and will increase the number of shares of
common stock held by the new investors to         shares, or    % of the total
number of shares of common stock to be outstanding immediately after this offering.

    The tables and calculations above assume no exercise of outstanding options and exclude a warrant to purchase 525,000 shares of common stock with an
exercise price of $   per share, which was issued on March 28, 2000. At
December 31, 1999, there were 1,114,318 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $0.25 per share. To the extent that this warrant or these options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    You should read the following selected financial data in conjunction with our financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from October 30, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus.

    The pro forma basic and diluted net loss per share attributable to common stockholders gives effect to the assumed conversion of our Series B preferred stock into shares of common stock, weighted for the period outstanding, for the year ended December 31, 1999.

                                                            PERIOD FROM
                                                             OCTOBER 30
                                                           (INCEPTION) TO
                                                            DECEMBER 31,        YEAR ENDED DECEMBER 31,
                                                           --------------      --------------------------
                                                                1997              1998            1999
                                                           --------------      ----------      ----------
STATEMENT OF OPERATIONS DATA:
Revenues.............................................        $        6        $      507      $    1,885
Cost of services.....................................                 5               323           1,286
                                                             ----------        ----------      ----------
Gross profit.........................................                 1               184             599
Operating expenses:
  Selling, general and administrative................                 5               277           3,104
  Noncash compensation expense.......................                --                --             287
                                                             ----------        ----------      ----------
Operating loss.......................................                (4)              (93)         (2,792)
Other income, net....................................                --                --             144
Interest expense.....................................                --                (5)            (14)
                                                             ----------        ----------      ----------
Net loss.............................................        $       (4)       $      (98)     $   (2,662)
                                                             ==========        ==========      ==========
Net loss attributable to common stockholders.........        $       (4)       $      (98)     $   (2,733)
                                                             ==========        ==========      ==========
Basic and diluted net loss per share attributable to
  common stockholders................................        $     0.00        $    (0.02)     $    (0.33)
                                                             ==========        ==========      ==========
Number of shares used in computing basic and diluted
  net loss per share.................................         5,752,050         6,368,178       8,200,621
                                                             ==========        ==========      ==========
Pro forma basic and diluted net loss per share
  attributable to common stockholders................                                          $    (0.26)
                                                                                               ==========
Number of shares used in computing pro forma basic
  and diluted net loss per share attributable to
  common stockholders................................                                          10,703,930
                                                                                               ==========

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $   4     $10,609
Working capital (deficit)...................................    (107)     10,249
Total assets................................................     172      11,896
Capital lease obligations, net of current portion...........      13          91
Redeemable preferred stock..................................      --      13,214
Accumulated deficit.........................................      --      (1,824)
Total stockholders' deficit.................................     (91)     (2,528)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are an MSP that enables successful eBusiness strategies by focusing on offering an integrated management solution for online communities. We develop, manage and host successful online communities using our community management expertise and proprietary service delivery platform, the Community Management System, or CMS. Our full-service approach is designed to enable eBusinesses to strengthen relationships, build loyalty, reduce their operating and customer acquisition costs, and create new revenue opportunities. We provide our services primarily to Global 1000 and leading Internet companies. Our clients include Ace Hardware, Ask Jeeves, AT&T WorldNet-Registered Trademark- Service, Columbia TriStar Interactive, Kodak, mySAP, NBC Internet, Reuters, SciQuest.com and Staples.com. We expand our market opportunities through our strategic channel relationships with a number of leading Internet professional services firms and technology providers, including Breakaway Solutions, Cisco Systems, Diamond Technology Partners Incorporated and Kana Communications.

    We derive our revenues primarily from the sale of community management services. We recognize revenues generated from our community management services as they are performed. The majority of our clients are billed on a monthly basis.

    Costs of our community management services consist primarily of salaries, benefits, equipment costs and other related direct costs.

    Selling, general and administrative expenses consist of compensation, benefits, advertising, and professional service fees.

    We expect to continue to invest heavily in sales, marketing and business development personnel, advertising and general and administrative infrastructure. We expect to incur losses in each of the four quarters of 2000. We believe that our future revenue growth and profitability will depend on our success in increasing sales of services. If we fail to increase revenues, our business and results of operations would be significantly harmed. In view of our limited operating experience, we believe that period to period comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

RESULTS OF OPERATIONS

    Since our company was founded during the fourth quarter of 1997, results from the period of inception through December 31, 1997 are not comparable to those for the year ended December 31, 1998 or 1999.

    The following table sets forth certain financial data for the periods indicated expressed as a percentage of revenues:

                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                             -----------------------
                                                               1998           1999
                                                             --------       --------
Revenues...................................................   100.0 %         100.0 %
Cost of services...........................................    63.7            68.2
                                                              -----          ------
Gross margin...............................................    36.3            31.8
Operating expenses:
  Selling, general and administrative......................    54.6           164.7
  Noncash compensation expense.............................      --            15.2
                                                              -----          ------
Operating loss.............................................   (18.3)         (148.1)
Other income, net..........................................      --             7.6
Interest expense...........................................    (1.0)           (0.7)
                                                              -----          ------
Net loss...................................................   (19.3)%        (141.2)%
                                                              =====          ======

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues increased 272% to $1.9 million in 1999, from approximately $507,000 in 1998. The increase was primarily due to an increase in community management clients in 1999 compared to 1998, as well as an increase in services provided to existing clients.

    GROSS PROFIT. Gross profit increased to $599,000 in 1999 from $184,000 in 1998. Gross margin decreased to 31.8% in 1999, from 36.3% for 1998. This decrease in gross margin was primarily due to increased investment in personnel and technology resources to enable the scalable delivery of our services. We expect the dollar amount of our investment in infrastructure and personnel costs to continue to increase in future periods.

    SELLING, GENERAL AND ADMINISTRATIVE. Total selling, general and administrative expenses increased to approximately $3.1 million in 1999, from $277,000 in 1998. The increase in selling, general and administrative expenses was primarily attributable to increased costs of personnel, advertising, website development and public relations associated with implementing our business plan. We expect the dollar amount of selling, general and administrative expenses to continue to increase as we hire additional personnel.

    NONCASH COMPENSATION EXPENSE. In 1999, we recorded a noncash compensation charge related to the issuance of stock options in 1999. We recorded deferred compensation in the amount of $1.2 million in 1999. This deferred compensation charge is being amortized to operations over the vesting period of the options. Total noncash compensation expense in 1999 was approximately $287,000. Amortization of this deferred compensation expense will be $320,000 in 2000, $305,000 in 2001, $201,000 in 2002 and $130,000 in 2003.

    OTHER INCOME, NET. Other income, net consists primarily of interest income on our cash balances in 1999. Other income, net was $144,000 in 1999. We did not have cash balances available for investment purposes in 1998.

    INCOME TAXES. We have not generated taxable income during 1998 or 1999 and therefore, we have not recorded a provision for income taxes. At December 31, 1999, we had a tax net operating loss carryforward of approximately
$1.5 million, which we may use to offset future taxable income. Due to the uncertainty surrounding our prospective use of the tax benefit, we have established a full valuation allowance against the income tax benefit of such carryforwards.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth the summary of our unaudited quarterly operating results for each of the eight quarters in the period ended
December 31, 1999 and the percentage of our revenues represented by each item in the respective quarters. This data has been derived from our unaudited interim financial statements which, in our opinion, have been prepared on substantially the same basis as the audited financial statements contained elsewhere in the prospectus and include all recurring adjustments necessary for a fair presentation of the financial information for the periods presented. You should read these unaudited quarterly results in conjunction with our audited financial statements and notes thereto included elsewhere in the prospectus. The operating results for any quarter are not necessarily indicative of the results that may be expected for a full year or in any future periods.

                                                                         QUARTER ENDED
                                -----------------------------------------------------------------------------------------------
                                MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
STATEMENT OF OPERATIONS DATA:     1998        1998         1998        1998        1999        1999         1999        1999
-----------------------------   ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
                                                                        (IN THOUSANDS)
Revenues......................     $80        $108         $142        $177        $343        $ 278        $ 473      $   791
Cost of services..............      40          73          101         109         188          265          322          511
                                   ---        ----         ----        ----        ----        -----        -----      -------
Gross profit..................      40          35           41          68         155           13          151          280
Operating expenses
  Selling, general &
    administrative............      21          55           88         113         140          376          739        1,849
  Noncash compensation
    expense...................      --          --           --          --          --           --           --          287
                                   ---        ----         ----        ----        ----        -----        -----      -------
Operating profit (loss).......      19         (20)         (47)        (45)         15         (363)        (588)      (1,856)
Interest expense..............      --          (3)          (1)         (1)         (2)          --           (5)          (7)
Other income, net.............      --          --           --          --           1            1           13          129
                                   ---        ----         ----        ----        ----        -----        -----      -------
Net income (loss).............     $19        $(23)        $(48)       $(46)       $ 14        $(362)       $(580)     $(1,734)
                                   ===        ====         ====        ====        ====        =====        =====      =======

                                                                         QUARTER ENDED
                                -----------------------------------------------------------------------------------------------
                                MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,
AS A PERCENTAGE OF REVENUES:      1998        1998         1998        1998        1999        1999         1999        1999
----------------------------    ---------   ---------   ----------   ---------   ---------   ---------   ----------   ---------
Revenues......................    100.0 %     100.0 %      100.0 %     100.0 %     100.0 %     100.0 %      100.0 %     100.0 %
Cost of services..............     50.6        67.6         71.0        61.3        54.7        95.7         68.0        64.6
                                  -----       -----        -----       -----       -----      ------       ------      ------
Gross profit..................     49.4        32.4         29.0        38.7        45.3         4.3         32.0        35.4
Operating expenses
  Selling, general &
    administrative............     26.0        50.7         62.2        64.1        40.9       135.3        156.1       233.6
  Noncash compensation
    expense...................       --          --           --          --          --          --           --        36.4
                                  -----       -----        -----       -----       -----      ------       ------      ------
Operating profit (loss).......     23.4       (18.3)       (33.2)      (25.4)        4.4      (131.0)      (124.1)     (234.6)
Interest expense..............     (0.2)       (2.3)        (1.0)       (0.7)       (0.6)         --         (1.0)       (0.9)
Other income, net.............       --          --           --          --         0.2         0.6          2.5        16.3
                                  -----       -----        -----       -----       -----      ------       ------      ------

Net income (loss).............     23.2 %     (20.6)%      (34.2)%     (26.1)%       4.0 %    (130.4)%     (122.6)%    (219.2)%
                                  =====       =====        =====       =====       =====      ======       ======      ======

    Quarterly revenues have increased in seven of the last eight quarters as a result of increased community management service engagements. In the quarter ended March 1999, we completed certain non-recurring community management services that resulted in a revenue decrease in the second quarter of 1999 from the level of revenues recognized in the first quarter of 1999. We expect revenues to fluctuate from quarter to quarter and depend on the number and size of community management engagements we perform and complete in any given quarter. Factors that might cause fluctuations from quarter to quarter include the number, timing, scope and contractual terms of client projects, delays incurred in the performance of such projects, accuracy of estimates of resources and time required to complete ongoing projects, and general economic conditions. Should these factors occur, a decrease from quarter to quarter revenues may adversely impact the results of operation from that of the prior quarter.

    Cost of services has increased in each of the last eight quarters. These increases have been a result of increased personnel and operating costs. The decrease in gross margin in the second quarter of each of 1998 and 1999 compared to the previous quarter is a result of increased personnel added in anticipation of an increased number of community management engagements prior to the beginning of the revenue producing activities. We anticipate continuing to add management service personnel prior to the beginning of the revenue producing activities. This may have an adverse impact on the comparison of quarter to quarter gross margin and may cause gross margin to decrease from that of the prior quarter, as personnel are added in anticipation of an increase in the number and size of community management engagements.

    Selling, general and administrative operating expenses have increased from the prior quarter in each of the last eight fiscal quarters. These increases reflect continued investment in infrastructure, personnel and selling and marketing activities directed at revenue growth.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have funded our operations primarily through founder loan financing and the private placement of preferred equity securities, through which we have raised aggregate proceeds of approximately $33.8 million through March 31, 2000. We raised $624,000 in a Series A preferred stock financing in February 1999. We used these proceeds primarily to pay operating expenses. We raised $12.8 million in a Series B preferred stock private financing in September 1999 from new and existing stockholders. These proceeds were used to provide working capital and to fund operations. In March and April 2000, we raised $20.4 million in a Series C preferred stock private financing from new and existing stockholders. These proceeds will also be used for working capital and operating purposes.

    As of December 31, 1999, we had approximately $10.6 million of cash and cash equivalents. Net cash used in operating activities was $68,000 in 1998 and $2.2 million in 1999. Cash used in operating activities in 1998 was primarily the result of funding operations and an increase in accounts receivable which were partially offset by increases in accounts payable and accrued expenses. Cash used in operating activities in 1999 was primarily the result of funding operations and increases in accounts receivable and prepaid expenses, which were partially offset by noncash compensation charges related to the issuance of stock options and increases in accounts payable and accrued expenses.

    Cash used in investing activities was related to purchases of property and equipment for the years ended 1998 and 1999. Net cash provided by financing activities was $69,000 in 1998 related to loans from our founder, used to finance operations and $13.1 million in 1999, resulting from the proceeds of our Series A preferred stock and Series B preferred stock financings.

    In 1999, we obtained a working capital line of credit from a financial institution in the amount of $200,000 secured by our accounts receivable balances. This line of credit is renewable annually and expires on June 30, 2000. Balances borrowed against this line bear interest at the prime rate of interest plus one percent. At March 31, 2000, we had no amounts outstanding under this available facility. In February 2000, we obtained an equipment line of credit from another financial institution in the amount of $500,000 secured by the leased equipment and cash balances for 50% of the equipment value. This facility allows for various types of equipment leases and the lease rates are set at the time the equipment is leased. At March 31, 2000, we had $143,000 outstanding under this facility and the effective rate of interest on these borrowings is 11.5%.

    We have entered into a long-term lease commitment for office space in March 2000, with annual minimum lease commitments of $1.2 million to $1.3 million. In addition, we have entered into additional obligations to purchase approximately $2.0 million dollars of furniture, network and communications equipment and leasehold improvements. We anticipate that we will continue to incur significant capital expenditures to provide for the infrastructure needed to pursue stated business plan objectives. We also anticipate that we will continue to experience significant growth in operating expenses and that our operating expenses will be a material use of our cash resources. We believe that the net proceeds of this offering, together with existing cash, cash equivalents and available credit facilities, will be sufficient to meet anticipated cash needs for working capital, selling, general and administrative expenses and capital expenditures for at least the next twelve months.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December, 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financing Statements." SAB No. 101 provides specific guidance on revenue recognition. We recognize revenues based upon the provisions of SAB No. 101.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    Our revenues from inception to date have been made to U.S. customers and, as a result, we have not had any exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. However, in future periods, we expect to sell in foreign markets. As our revenues are generated in U.S. dollars, a strengthening of the U.S. dollar could make our products less competitive in foreign markets. At December 31, 1999, we did not hold any short or long-term investments and, therefore, did not have any market risk exposure related to changes in interest rates. Therefore, no quantitative tabular disclosures are required. At December 31, 1999, our cash and cash equivalents consisted primarily of money market funds held by large institutions in the U.S.

                                    BUSINESS

OVERVIEW

    We are a management service provider, or MSP, that enables successful eBusiness strategies by offering an integrated online community management solution. Online communities are groups of businesses, customers or employees with common interests that interact via the Internet to share business practices, provide feedback and build relationships. We receive recurring fees to develop, manage and host successful online business communities using our community management expertise and proprietary service delivery platform, the Community Management System, or CMS. Our full-service approach is designed to enable eBusinesses to strengthen relationships with their business customers, build loyalty, reduce business customer acquisition costs and create new revenue opportunities. We provide our services primarily to Global 1000 and leading Internet companies. Our clients include Ace Hardware, Ask Jeeves, AT&T WorldNet-Registered Trademark- Service, Columbia TriStar Interactive, Kodak, mySAP, NBC Internet, Reuters, SciQuest.com and Staples.com.

    We believe we are the only MSP to offer the full range of services needed to completely manage our clients' online community needs. We use our proprietary CMS methodology to provide our clients with a completely outsourced, comprehensive community solution. Our CMS solution is designed to provide our clients with the expertise, innovation capability, scalable delivery platform and speed of execution required for successful communities. We have successfully applied our CMS methodology across business-to-business, business-to-consumer and employee-to-employee markets.

    We expand our market opportunities through our strategic channel relationships with a number of leading Internet professional services firms and technology providers, including Breakaway Solutions, Cisco Systems, Diamond Technology Partners Incorporated and Kana Communications. We believe these relationships provide us with many benefits, including cross-marketing and sales opportunities and access to new markets, innovative technology and additional clients.

INDUSTRY BACKGROUND

  THE GROWTH OF THE INTERNET

    Businesses today are using the Internet to create revenue opportunities by enhancing their interactions with new and existing business customers and consumers. Businesses are also using the Internet to increase efficiency in their operations through improved communications, both internally and with suppliers and other business partners. This emerging business use of the Internet encompasses business-to-business, business-to-consumer and employee-to-employee communications and transactions. The projected growth of these markets over the next five years is dramatic, particularly in the business-to-business market. The Gartner Group, an independent research firm, projects that the volume of non-financial goods and services sold through business-to-business eCommerce will grow from $145.0 billion in 1999 to $7.3 trillion worldwide by 2004.

    To capitalize fully on the new opportunities presented by the Internet, businesses demand both eBusiness solution DEVELOPMENT, which includes strategy, design and implementation, and eBusiness solution MANAGEMENT, which includes ongoing active supervision, innovation, strategic use of technology and hosting of applications. International Data Corporation, or IDC, an independent research firm, defines Internet services as the consulting, design, systems integration, support, management and outsourcing services associated with the development, deployment and management of Internet sites. IDC expects the worldwide market for these services to grow at a five year compounded annual growth rate of 59% from $7.8 billion in 1998 to $78.5 billion in 2003.

  ONGOING CHALLENGES FOR MANAGING EBUSINESSES

    Many large Internet professional services organizations, or eIntegrators, currently provide development solutions to build eBusiness initiatives worldwide. However, enterprises continue to face significant challenges in the ongoing management of their Internet solutions. These challenges include:

    - the need to efficiently acquire and retain business customers and consumers in an era of heightened competition;

    - the need to develop comprehensive expertise in managing all phases of an eBusiness to differentiate their Internet solution;

    - the need to scale management capabilities and expertise as the business grows;

    - the need to build strong, collaborative relationships with their most valuable business customers and consumers--those that drive the majority of volume and profitability;

    - the need to continuously identify, assess and quickly implement new and rapidly changing solutions; and

    - the need to maintain significant technological infrastructure to support eBusiness applications 24 hours a day, seven days a week.

  OUR OPPORTUNITY

    We believe a solution that uniquely addresses these ongoing challenges is a professionally managed online community. Online communities promote member-to-member interaction of the most valuable business customers, which increases loyalty and retention, drives insight into member preferences, lowers operating and customer acquisition costs and builds lasting relationships. A professionally managed online community solution adapts quickly to member needs, is scalable and quickly migrates to innovative technologies.

    eIntegrators provide services to assist businesses in using information technology. Their service offerings focus primarily on developing eBusiness solutions, including the strategy, design and implementation of Internet solutions. These service providers generally operate by deploying large numbers of personnel to the client's site for a project-based development engagement. We believe this approach does not address the need for ongoing community management services.

    Application service providers, or ASPs, partially address ongoing eBusiness challenges by providing technology infrastructure and hosting services. However, they do not provide ongoing management services. We believe their technology-centric approach does not fully meet the ongoing challenges of managing an eBusiness.

    We maintain that neither eIntegrators nor ASPs have the requisite focus and expertise to address the complex issues surrounding online community management. The consequences for companies that fail to find solutions to these ongoing management challenges can be severe and include loss of valuable business customers and a deterioration of their competitive position. As a result of this unmet market need, we believe a significant opportunity exists for an MSP that can offer substantial expertise in the ongoing management of online community solutions.

OUR SOLUTION

    We believe we are the only MSP to offer the full range of services needed to completely manage all of our clients' online community needs. Our solution has the following key elements:

  INTEGRATED FULL-SERVICE APPROACH

    We use our proprietary CMS methodology to provide a completely outsourced, comprehensive community solution for our clients. The CMS includes five key capabilities:

Key Capability                             Description
--------------                             -----------
      Strategy                             Design and develop integrated community initiatives

      Management                           Deliver a comprehensive approach to measure, analyze
                                           and provide feedback on community participation

      Research                             Conduct ongoing analysis of online community
                                           evolution, metrics and best practices in a rapidly
                                           changing technical market

      Service Innovation                   Continually identify, develop and implement new
                                           community service offerings

      Application Hosting                  Rapidly implement a hosted community solution

  SIGNIFICANT COMMUNITY MANAGEMENT EXPERTISE

    We strive to continue to provide our clients with the most current online community management methodologies and technologies through our internal knowledge-sharing process. Through our ongoing deployment of a significant number of online community management programs, we have developed extensive community knowledge that we disseminate across multiple industries and clients. Our expertise in community services is further strengthened by our significant investment in researching and defining the latest community management techniques.

  VALUE DRIVEN RESULTS

    We create quantifiable business value for our clients through active community management. For each of our ongoing engagements, we generate and analyze metrics that assess performance on several dimensions including return on investment, customer insight and community effectiveness. We provide ongoing reporting of this data on a weekly, monthly and quarterly basis to our clients.

  SPEED OF EXECUTION

    Time to market is a critical factor contributing to the success of an eBusiness initiative. Through our concentrated focus on online community management, proprietary processes and dedicated resources, we believe that our approach rapidly delivers comprehensive management solutions to clients. Our research and innovation capabilities also enable us to continuously improve community solutions once they have been implemented.

  SCALABLE SOLUTIONS

    Scalability is important to our clients because they can experience a significant and rapid increase in community activity as they develop and expand their community initiatives. Our internal management practices are designed to develop our service engagements as the scope of our client's community needs expands. The architecture of our solutions allows us to implement new programs and capabilities as our clients' communities grow.

OUR STRATEGY

    Our objective is to be the leading global MSP of online community management solutions. We intend to pursue this objective in the following ways:

  FURTHER PENETRATE AN UNDERSERVED MARKET

    We believe the market for management solutions is underserved and is expanding rapidly. We believe neither eIntegrators nor ASPs effectively address this market. We focus on this market as an MSP of community management and strategy solutions. To grow our new client base, we plan to continue to aggressively expand both our sales force and our strategic alliance network.

  EXPAND RELATIONSHIPS WITH CURRENT CLIENTS

    We intend to grow our business by pursuing additional opportunities with our existing clients. By continuing to focus on providing high quality client service, we intend to further establish strong long-term relationships. We plan to enhance our service offering by including additional community building, customer insight and data analysis applications while cross-selling our service expertise to additional divisions within our clients' organizations. By providing additional services to our existing client base, we intend to capitalize on the rapidly growing demand for community management services.

  STRENGTHEN AND EXPAND STRATEGIC RELATIONSHIPS

    We currently maintain strategic alliances with companies such as Breakaway Solutions, Cisco Systems, Diamond Technology Partners Incorporated and Kana Communications. Benefits from these alliances can include new sales leads, co-marketing and co-branding opportunities and preferred pricing discounts on training, product support and technology developed by the companies with which we have alliances. We intend to expand our relationships with these and other companies to create increased visibility and sales opportunities. We have aggressively grown our business development organization to formulate a joint business plan with each partner, outlining marketing efforts, education and training programs, as well as lead sharing processes.

  ACTIVELY BUILD THE PARTICIPATE.COM BRAND WITHIN OUR TARGET MARKETS

    To support our direct selling efforts and reach our target market effectively, we believe it is important to build awareness of the Participate.com brand. To build our brand, we intend to expand our targeted corporate marketing efforts, including direct mail and seminars, with the specific objective of targeting senior executives of large and growing enterprises. Our goal is to create international recognition of Participate.com as the leading MSP of community management solutions. We believe that our success in expanding awareness of our brand will enhance our already visible presence in the marketplace with potential strategic alliances and further improve our recruiting efforts.

  CONTINUED DEVELOPMENT OF INTELLECTUAL CAPITAL AND PROPRIETARY METHODOLOGIES

    We intend to continue to expand our understanding of community management dynamics and best practices to provide effective online community management services tailored to the specific needs of our clients. We are able to derive valuable knowledge from our client engagements to improve the performance of the communities we manage. We have implemented proprietary processes to capture best practices and disseminate them across our organization so that all departments are continually improving their level of service to our clients. We continue to publish original research reflecting the depth of our knowledge.

  ATTRACT AND RETAIN HIGH QUALITY PROFESSIONALS

    As an MSP, we believe that attracting, developing and retaining outstanding professional talent is essential to our growth. Due to our aggressive recruiting and development goals, we will continue to devote significant resources toward providing challenging career paths for all of our employees. Our goal is to create an environment that nurtures and rewards overwhelming client service, respect for every individual, innovation and teamwork.

OUR SERVICES AND METHODOLOGY

    We use our CMS methodology to deliver our services and leverage our proprietary processes and technology to enable clients to improve their eBusiness initiatives. This approach is designed to provide our clients with the expertise, innovation capability, scalable delivery platform and speed of execution required to succeed on an ongoing basis. We have successfully applied our CMS methodology across business-to-business, business-to-consumer and employee-to-employee market segments. Our CMS methodology uses five distinct service processes:

    [Three concentric circles. The outer circle contains the words "Create," "Implement," "Manage," "Analyze," and "Optimize." The middle circle contains the words "Community Strategy," "Community Management," "Community Research," "Community Service Innovation," "Community Hosting." The center circle contains the words "Client Value."]

  COMMUNITY STRATEGY SERVICES

    We provide and deliver a detailed, strategic process for building and maintaining a successful community for our clients. This plan, the Community Roadmap, includes the following components:

    - UNDERSTAND KEY ELEMENTS OF OUR CLIENT'S BUSINESS. The areas of focus include business strategy and objectives, community member segmentation and competitive analysis.

    - DELIVER A COMPREHENSIVE RECOMMENDATION FOR ALL COMMUNITY TYPES, INCLUDING BUSINESS-TO-BUSINESS, BUSINESS-TO-CONSUMER AND EMPLOYEE-TO-EMPLOYEE. The Community Roadmap deliverable combines the analysis of our clients' business environment with our expertise in order to define the necessary community elements including: program definitions, technology requirements, project timeline, metrics and management tasks.

  COMMUNITY MANAGEMENT SERVICES

    Within our Community Management Center, or CMC, full-time, trained professionals actively manage our clients' communities using our proprietary technology and processes. Through our CMC services, we provide rigorous analysis of community metrics and continually implement innovative programs that maintain an active community and refine the community strategy in accordance with our clients' needs. Our CMC services include:

    - ACTIVE LISTENING. Our internal processes allow us to aggregate and analyze the valuable qualitative information generated by community interaction.

    - MEASUREMENT AND REPORTING. We capture and analyze the quantitative data from community interaction to uncover emerging trends and benchmark the data against proprietary community metrics. We review our findings with client management and recommend new program initiatives.

    - CORE MANAGEMENT. We implement multiple community initiatives including outreach marketing to new and potential members, event promotion and execution, management of member-generated content and support of member-to-member interaction. We use the information we derive from active listening and data measurement to continually improve the community solutions.

  COMMUNITY RESEARCH

    Our Community Research Group, or CRG, conducts original research to discover, define and introduce new community techniques and processes. The findings are integrated into our services and business practices to ensure that we are continually providing value for our clients. The CRG publishes white papers that advance our understanding of the most effective community management practices. To date we have published the following research:

    - AFTER IMPLEMENTATION: HOW OUTSOURCED MANAGEMENT SERVICES ARE REMAKING E-BUSINESS

    - BUSINESS COMMUNITIES: COMMUNICATIONS, COLLABORATION AND COMMERCE IN THE NEW ECONOMY

    - HYPERAFFILIATION: CUSTOMER LOYALTY IN THE INTERNET AGE

  COMMUNITY SERVICE INNOVATION GROUP

    We have a team comprised of senior professionals that develops and deploys intellectual capital throughout the organization and across client engagements. The Service Innovation Group, or SIG, monitors all of our client projects as well as industry trends on an ongoing basis to identify best practices and innovative solutions that address our client needs. This team collects and refines this knowledge, then disseminates it to our clients in the form of new service offerings.

    COMMUNITY HOSTING SERVICES

    We offer application hosting services for the ongoing management of our clients' eBusiness community solutions. We have established relationships with leading technology and systems integration companies that enable us to provide a complete hosted solution quickly and cost effectively. Our hosting services include monitoring and support 24 hours a day, seven days a week.

CLIENTS

    Our diverse client base includes Global 1000 and leading Internet companies. Our clients include:

accenthealth.com

Ace Hardware Corporation

Ask Jeeves

AT&T WorldNet-Registered Trademark- Service

Career Path

Columbia TriStar Interactive

Consumers Car Club

EXPAT Exchange

Freedom Nation

Kodak

MachineWeb.com

Multex Investor Network

MuniGroup.com

mySAP

NBC Internet

net32.com

NuvoMedia

OurHouse.com

Parlo

Quote.com

RealHome.com

Reuters

Salesguy.com

SalesLogix

SciQuest.com

SideTalk Corporation

Staples.com

TAP Pharmaceuticals

Wrenchead.com

CLIENT CASE STUDY

    The following sets forth a case study that we believe reflects the range of services that we provide:

    ACE HARDWARE CORPORATION

    BUSINESS OPPORTUNITY: Ace has a network of 300 commercial and industrial dealers that sell a wide range of building supplies to municipalities and contractors throughout the United States. Ace identified a need to create an efficient and effective way to facilitate communication with and among its commercial and industrial dealers. Ace expected this interaction to increase revenue by enabling the sharing of collective professional experiences and sales leads.

    PARTICIPATE.COM SOLUTION: Working with the Ace management team, we created a comprehensive online community solution that included expert seminars, newsletters, lead-sharing procedures, customizable marketing materials and message boards. After the community strategy engagement was completed, Ace outsourced the ongoing management of its online community to Participate.com. Through the CMC, we continue to provide active listening, measurement and reporting and core management services to drive interaction among Ace dealers.

    RESULTS: Within six months, Ace reported a greater than 500% return on investment, driven primarily by revenue growth. Dealers also report being more responsive to customers as their community inquiries are answered more quickly and thoroughly. Currently, more than 30% of Ace's commercial and industrial dealers visit the site weekly; a number that far exceeded Ace's expectations.

STRATEGIC RELATIONSHIPS

    Our goal is to develop and maintain strategic alliances with a number of companies that provide complementary marketing or technology services. These enterprises have significant eBusiness capabilities and are in an advantageous position to recommend and/or subcontract our community management services. Our relationships consist of both channel and technology partners.

    CHANNEL PARTNERS

    Our channel partners bundle our community management services with their eBusiness solutions. Our relationships with our channel partners typically include co-branding, co-sales and lead sharing. Our significant channel alliances include Breakaway Solutions, Cisco Systems, Diamond Technology Partners Incorporated and Kana Communications.

    TECHNOLOGY PARTNERS

    We maintain relationships with a number of technology leaders and industry specialists. Through these alliances, we incorporate their technologies into the solutions that we provide to our clients. Our relationships with technology providers enable us to employ leading edge technology solutions. Our technology partners include BuzzCompany, Cisco Systems, Kana Communications, Prospero, QUIQ and webfair AG.

SALES AND MARKETING

    We sell our services through multiple avenues, including our internal sales force, channel partners and technology partners. We also generate business by providing additional services to our existing clients and by expanding our existing services as our clients' businesses grow. We have recently expanded our sales team to meet the needs of a rapidly growing national organization. We have also expanded our sales force geographically throughout the United States and intend to continue to add regional sales teams domestically and internationally.

    We supplement our sales effort with marketing activities designed to build our brand name and promote lead generation. We employ traditional marketing programs, including magazine and online advertising, public relations efforts and targeted mailings. We also participate in trade shows and industry gatherings. Additionally, white papers and research reports on topics that are of interest to our potential clients are published on a regular basis.

COMPETITION

    Although the market for eBusiness management solutions is relatively new, it is already intensely competitive and we expect competition to intensify in the future. Our current and potential competition may come from several sources:

    - in-house organizations that perform online community management functions;

    - similar services on the Internet for customized communities and many small companies that provide online market research and event services;

    - eIntegrators who may begin to provide ongoing management services;

    - ASPs who market community technology and may begin to provide ongoing management services; and

    - similar solutions by non-online methods, such as customer relations firms, market research firms and similar entities.

    Our industry has low barriers to entry and we expect the number of competitors to expand in the future. In addition to Internet based competitors, traditional business have recently made significant acquisitions of, or investments in, Internet companies. We believe that the principal competitive factors in our market include:

    - the ability to create a scalable delivery platform;

    - community management expertise and innovation;

    - quality of services and deliverables;

    - speed of development and implementation; and

    - the ability to attract, train and retain professionals.

OUR PEOPLE AND CULTURE

    As of March 31, 2000, we had 126 full-time employees. We believe that our relationship with our employees is good. None of our employees is currently represented by a labor union.

    Our corporate culture is critically important to attracting and retaining professionals. We believe we have developed and seek to maintain a culture that promotes professional growth and retention, rapid learning, creativity, innovation, and sharing of knowledge. We believe that this culture allows us to maintain a consistent quality of services and the ability to quickly anticipate and adapt to emerging technologies and business needs.

INTELLECTUAL PROPERTY RIGHTS

    We have developed proprietary methodologies, tools, processes and software in connection with delivering our services. We rely on a combination of trade secret, nondisclosure and other contractual agreements, and copyright and trademark laws, to protect our proprietary rights. Trade secret and copyright laws afford us only limited protection. We typically enter into confidentiality and non-disclosure agreements with our employees and generally require that our clients enter into similar agreements. These agreements are intended to limit access to and distribution of our proprietary information. In addition, we have entered into non-competition agreements with certain of our key employees.

    We cannot be certain that the steps we have taken in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, an adverse change in the laws protecting intellectual property could harm our business. We sometimes enter into agreements with our clients that provide for sole ownership by our clients of our developments with no or limited rights retained by us to utilize these developments in other client engagements.

UNITED STATES AND FOREIGN GOVERNMENT REGULATION

    Congress has recently passed legislation that regulates certain aspects of the Internet, including on-line content, copyright infringement, user privacy, taxation, access charges, liability for third-party activities, and jurisdiction. In addition, federal, state, local and foreign governmental organizations also are considering, and may consider in the future, other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include taxation, libel, pricing, quality of products and services, and intellectual property ownership.

    The European Union also has recently enacted several directives relating to the Internet. To safeguard against the spread of certain illegal or socially disfavored materials on the Internet, the European Commission has drafted the "Action Plan on Promoting the Safe Use of the Internet." Other

European Commission directives address the regulation of privacy, eBusiness, security, commercial piracy, consumer protection and taxation of transactions completed over the Internet. We do not know how courts will interpret existing and new laws. New laws or the application of existing laws may affect our business. In addition, our clients being subject to such legislation may indirectly affect our business. Increased regulation of the Internet may decrease the growth in the use of the Internet, decreasing the demand for our services, increasing our cost of doing business, or otherwise having a material adverse effect on our business, results of operations, and financial results.

FACILITIES

    Our headquarters and principal facilities are located in leased facilities in Chicago, Illinois consisting of approximately 9,000 square feet. The leases for these facilities expire on various dates between May 31, 2000 and March 1, 2004. We have entered into a new lease for approximately 40,000 square feet of space in a building in downtown Chicago, which expires on April 15, 2010. This new facility will serve as our worldwide headquarters. In addition, we have a commitment to lease 2,500 square feet of office space in Kansas City, Kansas through May 31, 2003.

LEGAL PROCEEDINGS

    We are not currently a party to any material legal proceedings. We are involved from time-to-time in routine legal proceedings incidental to the conduct of our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning each of our executive officers and directors, including their ages as of April 10, 2000.

NAME                               AGE                              POSITION(S)
----                             --------   ------------------------------------------------------------
Alan K. Warms..................   33        Chairman of the Board, President and Chief Executive Officer
Stephen J. Hawrysz.............   41        Chief Financial Officer
David A. Greer.................   34        Vice President of Operations
Robert A. Sands................   41        Vice President of Worldwide Sales
Todd A. Duthie.................   33        Vice President of Consulting
Joseph P. Cothrel..............   42        Vice President of Research
Kenneth A. Metcalf.............   31        Chief Information Officer
Stephen C. Bowsher.............   31        Director
James J. Collis................   37        Director
Mark J. DeNino.................   46        Director
Guy Hoffman....................   37        Director

    ALAN K. WARMS founded our company in November 1997 and serves as our Chairman of the Board, President and Chief Executive Officer. From February 1997 to October 1997, Mr. Warms served as the Vice President of Strategic Business Development for eShare Technologies, a provider of community technologies. From February 1996 to January 1997, Mr. Warms served as Vice President of Business Development for FreeLoader, an Internet company. From 1992 to January 1996,
Mr. Warms worked for The Boston Consulting Group. Mr. Warms received a B.S. degree in electrical engineering from the Rensselaer Polytechnic Institute and an M.M. degree from the J.L. Kellogg School of Management at Northwestern University.

    STEPHEN J. HAWRYSZ has served as our Chief Financial Officer since
November 1999. From August 1990 to May 1999, Mr. Hawrysz was Vice President, Chief Financial Officer, Secretary and Treasurer for Westell Technologies, a public global telecommunications holding company. A certified public accountant, Mr. Hawrysz served in the audit division of Arthur Andersen LLP, a public accounting firm, from 1980 to 1989. Mr. Hawrysz received a B.A. in business administration from the University of Illinois, Chicago.

    DAVID A. GREER has served as our Vice President of Operations since October 1998. From August 1995 to October 1998, Mr. Greer worked for The Boston Consulting Group, managing a variety of corporate strategy projects for Fortune 1000 companies. From 1988 to 1993, Mr. Greer served as a U.S. naval officer. Mr. Greer received a B.S. in mechanical engineering from the U.S. Naval Academy and an M.M. from the J.L. Kellogg School of Management at Northwestern University.

    ROBERT A. SANDS has served as our Vice President of Worldwide Sales since January 2000. From December 1996 to January 2000, Mr. Sands served as Midwest Sales Director for Cisco Systems. From May 1995 to December 1996, Mr. Sands served as a sales director for Vanstar, a systems integrator. Mr. Sands received a B.S. in economics from Villanova University.

    TODD A. DUTHIE has served as our Vice President of Consulting since February 1999. From August 1995 to February 1999, Mr. Duthie worked for Deloitte Consulting where he managed client assignments accross a variety of industries including retail, insurance and pharmaceuticals. From 1990 to 1993, Mr. Duthie was a consultant for KPMG Peat Marwick. Mr. Duthie received a B.A. from Princeton University and an M.M. from the J.L. Kellogg School of Management at Northwestern University.

    JOSEPH P. COTHREL has served as our Vice President of Research since August 1999. From May 1996 to August 1999, Mr. Cothrel served as a research director for Arthur Andersen's Next Generation Research Group. From January 1994 to May 1996, Mr. Cothrel served as a senior researcher in Arthur Andersen's Global Best Practices Group. Mr. Cothrel received a B.A. from University of Toledo and an M.A. from the University of Michigan.

    KENNETH A. METCALF has served as our Chief Information Officer since March 2000. From April 1997 to December 1999, Mr. Metcalf served as the Chief Information Officer at TMP Worldwide's executive search and selection divisions. From December 1994 to April 1997, Mr. Metcalf served as a consultant for Arthur Andersen. Mr. Metcalf earned a B.S. from Florida State University.

    STEPHEN C. BOWSHER has served on our board of directors since September 1999. Since January 1999, Mr. Bowsher has been a venture partner at InterWest Partners. From August 1997 to January 1999, Mr. Bowsher was a lead product manager for the E*Trade Group, an Internet securities trading firm. From April 1996 to June 1997, Mr. Bowsher served as Director of Business Development at Freeloader, an Internet company. From September 1994 to March 1996, Mr. Bowsher served as Business Development Manager for Catapult Entertainment, an online game network company. Mr. Bowsher has a B.A. from Harvard University and an M.B.A. from Stanford University.

    JAMES J. COLLIS has served as a director since September 1999. Since April 2000, Mr. Collis has served as an Executive Vice President of Seaport
Capital, LLC, a private equity investment firm. From February 1997 to March 2000, Mr. Collis served as an Executive Vice President of CEA Management, LLC, a private equity investment firm. From June 1991 to February 1997, Mr. Collis worked for Chase Manhattan Bank and held the positions of Associate, Vice President and Principal. Mr. Collis also serves as a director for Acme Communications and JATO Communications. Mr. Collis earned a B.S. in electrical engineering from Rensselaer Polytechnic Institute and an M.B.A. from Columbia Business School.

    MARK J. DENINO has served on our board of directors since September 1999. Mr. DeNino has served as a managing director of TL Ventures, a venture capital firm since 1994. From 1990 to 1994, Mr. DeNino was President of Crossroads Capital, an investment firm. From 1986 to 1990, Mr. DeNino held various positions including Head of Investment Banking at Fidelity Bank and was President of its Venture Capital Small Business Investment Company Group.
Mr. DeNino also serves as a director of Blaze Software, Vuent, Coastal Security Systems, Cruise411.com, IPNetwork.com, Pac-West Telecom, and Traffic.com.
Mr. DeNino received a B.A. in finance and accounting from Boston College and an M.B.A. from Harvard Graduate School of Business Administration.

    GUY HOFFMAN has served on our board of directors since September 1999. From March 2000 to present, Mr. Hoffman has been a venture partner in TL Ventures. From April 1999 to February 2000, Mr. Hoffman was Chairman and Chief Executive Officer of iSong.com, an Internet destination for musicians. From January 1999 to April 1999, Mr. Hoffman served as an entrepeneur with Austin Ventures, a venture capital firm. From September 1997 to December 1998, Mr. Hoffman served as the President and Chief Executive Officer of Deja News, a business-to-consumer Internet information provider company. From April 1996 to September 1997, Mr. Hoffman served as Executive Vice President and Chief Operating Officer of OpenConnect Systems, a provider of Web-based application integrating legacy systems. From August 1987 to March 1996, Mr. Hoffman served as Vice President of Worldwide Marketing for Eicon Technology Corporation, an enterprise data communications company. Mr. Hoffman earned a B.A. from the University of Michigan.

BOARD COMMITTEES

    Our board of directors has established an audit committee and a compensation committee. The functions of the audit committee are to:

    - recommend annually to our board of directors the appointment of our independent public accountants;

    - discuss and review in advance the scope and the fees of our annual audit and review the results thereof with our independent auditors;

    - review and approve non-audit services of our independent auditors;

    - review compliance with our existing major accounting and financial reporting policies;

    - review the adequacy of major accounting and financial reporting policies; and

    - review our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices.

    The audit committee is to consist solely of directors who are not employed by us or otherwise retained to provide services to us and who are not representatives of our significant stockholders upon completion of this offering, provided that one non-independent director who is not employed by our company may be appointed to the audit committee under some circumstances.
Mark J. DeNino and James J. Collis are the current members of our audit committee.

    The functions of the compensation committee are to review and approve annual salaries, bonuses, and grants of stock options under our 1999 Stock Plan and 2000 Stock Plan, as well as to approve the terms and conditions of all employee benefit plans and any changes to these plans. The compensation committee is to consist of at least two directors who are not employed by our company or otherwise retained to provide services to us upon completion of this offering. Guy Hoffman and Stephen C. Bowsher are the members of our compensation committee.

BOARD COMPOSITION

    Our board of directors currently consists of five directors, but may be increased to up to nine members. Our certificate of incorporation and bylaws that become effective upon the completion of this offering provide that our board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The term of the Class I director, Alan K. Warms, will expire in 2001. The terms of the Class II directors, Stephen C. Bowsher and Guy Hoffman, will expire in 2002. The terms of the Class III directors, Mark J. DeNino and James J. Collis, will expire in 2003. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Historically, our board of directors made all compensation decisions, without the involvement of our compensation committee, which was formed in April 2000. None of the members of our compensation committee was, at any time since our formation, an officer or employee of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

    We do not currently pay any cash compensation to our directors for their services as members of the board of directors, although we reimburse them for certain expenses in connection with attending our board and committee meetings. Mr. Bowsher received options to purchase an aggregate of 50,000 shares of common stock at an exercise price per share of $4.00. Seaport Capital, LLC, an entity with which Mr. Collis is affiliated, received options to purchase an aggregate of 50,000 shares of common stock at an exercise price of $4.00. Mr. DeNino received options to purchase an aggregate of 50,000 shares of common stock at an exercise price per share of $4.00. Mr. Hoffman received options to purchase an aggregate of 54,500 shares of common stock at a weighted average exercise price per share of $0.77. These options are subject to a two year vesting schedule. We do not provide compensation for committee participation or special assignments of the board of directors.

EXECUTIVE OFFICERS

    Our executive officers are appointed by our board of directors and serve until their successors are elected or appointed.

    Mr. Sands and Mr. Greer are brothers-in-law. Otherwise, there are no family relationships among any of our directors, officers or key employees.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by us during the year ended December 31, 1999, to our Chief Executive Officer and to our four other most highly compensated executive officers. This prospectus refers to these executives as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                                       ANNUAL COMPENSATION    SECURITIES
                                                       -------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                            SALARY $   BONUS $      OPTIONS      COMPENSATION
---------------------------                            --------   --------   ------------   ------------
Alan K. Warms........................................  $130,000     $ --            --         $   --
  President and Chief Executive Officer
David A. Greer.......................................  $116,667       --        30,000             --
  Vice President Operations
Todd A. Duthie(1)....................................  $86,667        --        86,200             --
  Vice President Consulting
Joseph P. Cothrel(2).................................  $42,628        --        86,000             --
  Vice President Research
Stephen J. Hawrysz(3)................................  $20,718        --       236,750             --
  Chief Financial Officer

--------------------------

(1) Mr. Duthie began employment with us on February 18, 1999.

(2) Mr. Cothrel began employment with us on August 30, 1999.

(3) Mr. Hawrysz began employment with us on November 15, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding stock options granted in 1999 to the Named Executive Officers. The values set forth in the last two columns of the table represent the gain that the executives would realize assuming that (1) options granted are exercised at the end of their respective terms and (2) the value of a share of our common stock increases annually by a rate of 0%, 5% and

10% during the term of the option. These assumed growth rates are prescribed by the rules of the Securities and Exchange Commission. By including these values in this prospectus, we do not intend to forecast the possible appreciation of our common stock or to establish a present value of these options. The executives may not necessarily achieve the gain amounts reflected in the table. There was no public market for our common stock as of December 31, 1999. Accordingly, the fair market value per share of our common stock on December 31, 1999 was determined by our board of directors. The board based its determination on the prices paid for shares of our preferred stock by institutional investors, which prices were reached through arms length negotiations. All such options were awarded under our 1999 Stock Plan and generally vest over four years from the date of grant.

                                                     INDIVIDUAL GRANTS
                       ------------------------------------------------------------------------------
                          NUMBER OF       PERCENT OF                         FAIR
                         SECURITIES      TOTAL OPTIONS   EXERCISE OR     MARKET VALUE      EXPIRATION
                         UNDERLYING         GRANTED      BASE PRICE    PER SHARE ON DATE      DATE
NAME                   OPTIONS GRANTED    IN 1999(1)     (PER SHARE)      OF GRANT(2)       (MM/YY)
----                   ---------------   -------------   -----------   -----------------   ----------
Alan K. Warms........           --             --%          $  --            $  --              --
David A. Greer.......       30,000            2.6            0.25             1.33           11/09
Todd A. Duthie.......       86,200            7.6            0.25             1.33            2/09
Joseph P. Cothrel....       86,000            7.6            0.25             1.33            8/09
Stephen J. Hawrysz...      236,750           20.8            0.25             1.33           11/09

                            POTENTIAL REALIZABLE
                              VALUE AT ASSUMED
                              ANNUAL RATES OF
                          STOCK PRICE APPRECIATION
                              FOR OPTION TERM
                       ------------------------------
NAME                      0%         5%        10%
----                   --------   --------   --------
Alan K. Warms........  $     --   $     --   $     --
David A. Greer.......    32,400     57,493     95,990
Todd A. Duthie.......    93,096    165,196    275,812
Joseph P. Cothrel....    92,880    164,813    275,172
Stephen J. Hawrysz...   255,690    453,715    757,524

--------------------------

(1) Based on an aggregate of 1,136,608 options granted by us in the year ended December 31, 1999 to our employees, directors and consultants, including the Named Executive Officers.

(2) Stock options granted during 1999 were granted with an exercise price equal to the then fair value of the underlying common stock on the grant date as determined by the board of directors. For financial reporting purposes, the common stock options were deemed to have an exercise price below the fair market value based upon accounting guidelines related to equity issued within a year of an initial public offering.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information for each of the Named Executive Officers concerning option exercises for the year ended December 31, 1999, and exercisable and unexercisable options held at December 31, 1999.

    The "Value of Unexercised In-the-Money Options at December 31, 1999" is based on a value of $1.33 per share of our common stock, which is based upon the offering price of the Series B preferred stock, which was sold on September 17, 1999, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option. All options were granted under our 1999 Stock Plan. None of the Named Executive Officers exercised options in 1999.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                           DECEMBER 31, 1999             DECEMBER 31, 1999
                                                      ---------------------------   ---------------------------
NAME                                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                                  -----------   -------------   -----------   -------------
Alan K. Warms.......................................         --             --        $    --        $    --
David A. Greer......................................         --         30,000             --         32,400
Todd A. Duthie......................................         --         86,200             --         93,096
Joseph P. Cothrel...................................         --         86,000             --         92,880
Stephen J. Hawrysz..................................         --        236,750             --        255,690

EMPLOYEE BENEFIT PLANS

    2000 STOCK PLAN

    Our board of directors adopted our 2000 Stock Plan in April 2000. A total of 2,000,000 shares of common stock were reserved for issuance under the 2000 Stock Plan, plus any unissued shares under our 1999 Stock Plan as of the effective date of this offering and any shares returned to the 1999 Stock Plan. The number of shares available for issuance increases annually on the first day of each new year beginning with the year 2001. The increase is equal to the lesser of 5% of the outstanding shares of common stock on the first day of the year, 2,000,000 shares or an amount as the board may determine. Employees, directors and consultants may be granted nonstatutory stock options and stock purchase rights, or SPRs.

    PLAN. Our board of directors or a committee of the board will administer the 2000 Stock Plan. The stock plan administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability of the options and the form of consideration payable upon exercise.

    OPTIONS. The exercise price of all incentive stock options granted under the 2000 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2000 Stock Plan may not exceed 10 years.

    If the optionee ceases to be an employee, director or consultant of our company, the optionee generally must exercise an option granted under the 2000 Stock Plan at the time set forth in the optionee's option agreement. If the option terminates because of death or disability, the optionee must exercise an option within 12 months of such termination. In no event may an optionee exercise an option after the expiration of the option's term.

    SPRS. The administrator determines the exercise price of SPRs granted under the 2000 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement entered into, in connection with the exercise of the SPR, shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase is the original price paid by the purchaser. The price may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option lapses at a rate that the administrator determines.

    OUTSIDE DIRECTOR OPTIONS. The 2000 Stock Plan provides for an initial automatic grant of an option to purchase 30,000 shares of common stock to a director who first becomes an outside director after our initial public offering. The plan defines an outside director as a director who is not an employee. 50% of the shares subject to this option vest twelve months after the date of grant and 1/24 of the shares subject to the option vest each month thereafter.

    Each outside director is automatically granted an option to purchase up to 10,000 shares following each annual meeting of our stockholders beginning after the end of our fiscal year 2000, if immediately after such meeting, he or she shall continue to serve on the board and has served on the board for at least the preceding six months. 50% of the shares subject to this option vest twelve months after the date of grant and 1/24 of the shares subject to the option vest each month thereafter.

    The exercise price of options granted to outside directors is 100% of the fair market value of our common stock on the date of grant.

    2000 EMPLOYEE STOCK PURCHASE PLAN

    Our board of directors adopted our 2000 Employee Stock Purchase Plan, or the Purchase Plan, in April 2000.

    A total of 600,000 shares of common stock has been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each fiscal year, beginning in 2001, equal to the lesser of 2% of the outstanding shares of common stock on the first day of the fiscal year, 700,000 shares or an amount as the board may determine.

    The board of directors or a committee appointed by the board administers the Purchase Plan. The board or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

    Employees are eligible to participate if they are customarily employed by us, or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the Purchase Plan if such an employee:

    - immediately after the grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

    - whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year.

    The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains six month offering periods. The offering periods generally start on the first trading day on or after September 1 and March 1, except for the first offering period which will start on the first trading day on or after the effective date of this offering and will end on the last trading day on or before August 31, 2002.

    The Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's compensation. Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation.

    Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us. The maximum number of shares a participant may purchase during a single offering period is 25,000 shares

    The Purchase Plan will terminate in 2010. However, the board of directors has the authority to amend or terminate the Purchase Plan at any time, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

    1999 STOCK PLAN

    Our 1999 Stock Plan was adopted by our board of directors in November 1999 and subsequently approved by consent of a majority of our stockholders. Our 1999 Stock Plan provides for the grant of incentive stock options, nonstatutory stock options, or stock purchase rights to employees, directors and consultants. A total of 2,871,100 shares of common stock have been reserved for issuance under the 1999 Stock Plan.

    Upon completion of this offering, the 1999 Stock Plan will terminate, no further option grants will be made under the 1999 Stock Plan, and any shares reserved but not yet issued under the 1999 Stock Plan will be available for grant under the 2000 Stock Plan.

    In the event we are acquired in a merger or asset purchase, each outstanding option and stock purchase right granted under the 1999 Stock Plan will be assumed or substituted for by the successor corporation. In the event that the successor corporation refuses to assume or issue an equivalent option for each outstanding option, these options and SPRs shall become fully vested and exercisable.

EMPLOYMENT AGREEMENTS

    We do not have employment agreements with any of our Named Executive Officers except Mr. Greer.

    Mr. Greer's salary is $150,000. He may also receive discretionary bonuses pursuant to any executive bonus program that we offer. Mr. Greer may also participate in our benefit plans.

    We may terminate Mr. Greer's employment with or without cause by delivering written notice to him. Mr. Greer may terminate his employment with or without good reason by delivering written notice to us. If Mr. Greer's employment is terminated by us or if Mr. Greer terminates his employment, he will receive such compensation as has actually been earned by him prior to the date of termination. The agreement with Mr. Greer expires on January 1, 2003.

    Mr. Greer received an initial grant of 556,650 shares of our common stock that is subject to a four year vesting schedule. If Mr. Greer's employment with us terminates for any reason prior to October 19, 2002, Mr. Greer shall forfeit a portion of his unvested shares. If Mr. Greer's employment is terminated by us for cause, all of Mr. Greer's shares shall be forfeited. Upon a sale of all or substantially all of our company's assets or a merger of our company that results in a change in ownership of a majority of our voting securities, Mr. Greer's shares will vest in full. As part of his employment agreement, Mr. Greer also received stock options to purchase 30,000 shares of our common stock at $0.25 per share. The options are subject to a four year vesting schedule and are contingent upon Mr. Greer's continued employment with the company.

    Mr. Greer has agreed not to solicit our clients or employees during the term of his employment with us and for one year thereafter. Mr. Greer has also agreed not to reveal our confidential or proprietary information during the term of his employment or at any time thereafter.

INDEMNIFICATION MATTERS

    Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

    We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

OUR FORMATION

    We were initially formed as Extranet Solutions LLC in October 1997. In
July 1999, we changed our name to Participate.com LLC. In September 1999, we were incorporated as Participate.com, Inc. In connection with this incorporation, all of the membership units in Participate.com LLC were exchanged for common stock and Series A preferred stock of Participate.com, Inc.

PREFERRED STOCK FINANCINGS

    In February 1999, we issued to various investors an aggregate of 624,000 Series A redeemable preferred units as well as 1,248,000 common units of Extranet Solutions LLC. In September 1999, the holders of these equity interests were issued 1,248,000 shares of common stock and a total of 624,000 shares of Series A preferred stock in exchange for their equity ownership in Participate.com LLC. In September 1999, we issued to various investors a total of 8,701,980 shares of Series B preferred stock at a purchase price of $1.475 per share. In March and April 2000, we issued to various investors a total of 3,784,001 shares of Series C preferred stock at a purchase price of $5.40 per share. Each share of Series B preferred stock and Series C preferred stock will convert into common stock prior to the closing of this public offering.

    In connection with our issuance of Series B preferred stock, we entered into an Investor Rights Agreement with several holders of our common stock and our Series A and B preferred stock. The purchasers of our Series C preferred stock were added to this agreement in conjunction with our Series C preferred stock financing. Under this Investor Rights Agreement, as long as it or its affiliates hold any shares of Series B preferred stock, InterWest Partners VII, L.P., TL Ventures and CEA Capital Partners are each entitled to nominate one member to the board of directors. As long as it or its affiliates holds any shares of Series C preferred stock, Diamond Technology Partners Incorporated is entitled to nominate a director to the board, provided that this nominee must be acceptable to our Chief Executive Officer. In addition, Mr. Warms is entitled to nominate three members to the board of directors. If Mr. Warms dies or is incapacitated, our common stockholders shall assume this right. Each of the parties to the Investors Rights Agreement are obligated to vote for these nominees. These rights to nominate directors will terminate upon the closing of this offering.

    Listed below are the directors, executive officers and stockholders who beneficially own 5% or more of any class of our preferred securities who participated in these financings.

                                                                     PREFERRED STOCK
                                                              ------------------------------
PREFERRED STOCKHOLDER                                         SERIES A   SERIES B   SERIES C
---------------------                                         --------   --------   --------
  HOLDERS OF MORE THAN 5%:
    William K. Luby(1)(2)...................................    20.0%        --         --
    Jon G. Warms(3).........................................    10.3%        --         --
    Frank Ingari............................................     8.0%        --         --
    Mark Pincus.............................................     6.4%        --         --
    InterWest Partners(4)...................................      --       39.0%      18.6%
    TL Ventures(5)..........................................      --       27.3%      13.0%
    CEA Capital Partners(6).................................      --       27.3%      13.0%
    Diamond Technology Partners Incorporated(7).............      --                  39.2%
  DIRECTORS:
    Alan K. Warms...........................................     4.0%       0.4%        --
    James J. Collis(8)......................................     4.0%        --        0.3%
  OFFICERS:
    David A. Greer..........................................     3.2%       0.4%       0.5%
    Robert A. Sands.........................................     3.2%       0.4%       1.0%
    Joseph P. Cothrel.......................................      --         --        0.2%
    Todd A. Duthie..........................................      --         --        0.5%
    Stephen J. Hawrysz(9)...................................      --         --        2.2%

------------------------

(1) William K. Luby is the President of Seaport Capital, LLC, an entity formed to manage CEA Capital Partners. Mr. Luby disclaims beneficial ownership of the securities held by CEA Capital Partners except for his proportional interest in the entity.

(2) Includes 100,000 shares of Series A preferred stock owned by ES Two
    River L.L.C. Mr. Luby disclaims beneficial ownership of the securities held by ES Two River L.L.C., except for his proportional interest in the entity.

(3) Jon G. Warms is the father of Alan K. Warms, the founder of the Company.

(4) Includes 3,242,874 shares of Series B preferred stock and 670,691 shares of Series C preferred stock owned by InterWest Partners VII, LP and 147,126 shares of Series B preferred stock and 32,118 shares of Series C preferred stock owned by InterWest Investors VII, LP. Stephen C. Bowsher, a member of our board of directors, is a venture partner of InterWest Partners, an entity affiliated with InterWest Investors VII, LP and InterWest Partners VII, LP. Stephen Bowsher disclaims beneficial ownership of the securities held by InterWest Partners, except for his proportional interest in the entity.

(5) Includes 2,311,905 shares of Series B preferred stock and 479,300 shares of Series C preferred stock owned by TL Ventures IV LP and 61,095 shares of Series B preferred stock and 12,666 shares of Series C preferred stock owned by TL Ventures IV InterFund LP. Mark J. DeNino, a member of our board of directors, is a general partner of TL Ventures an entity affiliated with TL Ventures IV LP and TL Ventures IV Interfund LP. Mr. DeNino disclaims beneficial ownership of the securities held by TL Ventures, except for his proportional interest in the entity.

(6) Includes 1,813,684 shares of Series B preferred stock and 376,010 shares of Series C preferred stock owned by CEA Capital Partners, USA LP and
    559,316 shares of Series B preferred stock and 115,956 shares of Series C preferred stock owned by CEA Capital Partners USA CI, LP.

(7) Includes 740,741 shares of Series C preferred owned by Diamond Technology Partners Incorporated and 740,741 shares of Series C preferred owned by DTP Ventures, LLC.

(8) James J. Collis is an Executive Vice President of Seaport Capital, LLC, an entity formed to manage CEA Capital Partners. Mr. Collis disclaims beneficial ownership of the securities held by CEA Captial Partners except for his proportional interest in the entity.

(9) Includes 9,260 shares of Series C preferred stock owned by the Hawrysz Family 1994 Trust. Mr. Hawrysz disclaims any beneficial ownership of the securities held by the Hawrysz Family 1994 Trust.

OTHER TRANSACTIONS

    In 1998 and 1999, Alan K. Warms and Jon G. Warms funded our activities through advances bearing interest at 9% per annum. In connection with the issuance of the Series A redeemable preferred units in February, 1999, $89,000 of stockholder advances were converted to Series A redeemable preferred units, at fair value.

    In 1999, James J. Collis and William K. Luby provided consulting services to our company in connection with developing our business plan. In exchange for their services, Mr. Collis was granted 86,200 fully vested options and Mr. Luby was granted 86,200 fully vested options. These options have an exercise price of $0.25. Mr. Collis and Mr. Luby were reimbursed for the option exercise price and the associated taxes.

                             PRINCIPAL STOCKHOLDERS

    This table sets forth information regarding the beneficial ownership of our common stock as of April 12, 2000, by the following individuals or groups:

    - each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

    - each of our executive officers named in the Summary Compensation Table above;

    - each of our directors; and

    - all of our directors and executive officers as a group.

    Unless otherwise indicated, the address for each stockholder on this table is c/o Participate.com, Inc., 945 West George Street, Third Floor, Chicago, Illinois 60657-5007. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power with respect to all of the shares of common stock held by them.

    This table lists applicable percentage ownership based on 20,993,627 shares of common stock outstanding as of April 12, 2000 as adjusted to reflect the conversion of all outstanding shares of the Series B preferred stock and the Series C preferred stock upon the closing of this offering, and also lists
applicable percentage ownership based on       shares of common stock
outstanding after completion of this offering. Options and warrants to purchase
shares of our common stock that are exercisable within sixty days of       ,
2000 are deemed to be beneficially owned by the persons holding these options or warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

                                                                   SHARES BENEFICIALLY OWNED
                                                           ------------------------------------------
                                                                       PERCENT BEFORE   PERCENT AFTER
                                                            NUMBER        OFFERING        OFFERING
                                                           ---------   --------------   -------------
InterWest Partners(1)....................................  4,092,809        19.5%
TL Ventures(2)...........................................  2,864,966        13.6%
CEA Capital Partners(3)..................................  2,864,966        13.6%
Diamond Technology Partners Incorporated(4)..............  1,481,482         7.1%
Alan K. Warms(5).........................................  7,134,798        34.0%
James J. Collis(6).......................................    146,466           *
David A. Greer(7)........................................    648,429         3.1%
Joseph P. Cothrel........................................      9,260           *
Todd A. Duthie...........................................      9,260           *
Stephen J. Hawrysz(8)....................................     83,335           *
All directors and executive officers as a group..........  6,852,347        32.6%

------------------------

*   less than one percent

(1) Includes 3,913,565 shares owned by InterWest Partners VII, LP and 179,244 shares owned by InterWest Investors VII, LP.

(2) Includes 2,791,205 shares owned by TL Ventures IV LP and 73,761 shares owned by TL Ventures IV Interfund LP.

(3) Includes 2,189,694 shares owned by CEA Capital Partners USA, LP and 675,272 shares owned by CEA Capital Partners USA CI, LP.

(4) Includes 740,741 shares owned by Diamond Technology Partners, Incorporated and 740,741 shares owned by DTP Ventures, LLC.

(5) Includes 556,650 shares owned by David A. Greer and 742,200 shares owned by Erika Kerekes, an employee of our company, which Mr. Warms has the power vote pursuant to voting agreements. Mr. Warms disclaims any beneficial ownership of these securities.

(6) James J. Collis, a director of the Company, is an Executive Vice President of Seaport Capital, LLC an entity formed to manage CEA Capital Partners. Mr. Collis disclaims beneficial ownership of the securities held by CEA Capital Partners except for his proportional interest in the entity.

(7) 556,650 of the shares held by David A. Greer are subject to a four year vesting schedule. As of April 12, 2000, 31.25% of his shares are vested. If Mr. Greer is terminated for cause by us, these shares will be forfeited.

(8) Includes 9,260 shares owned by the Hawrysz Family 1994 Trust. Mr. Hawrysz disclaims beneficial ownership of these securities.

                          DESCRIPTION OF CAPITAL STOCK

    Our certificate of incorporation that becomes effective upon the closing of this offering authorizes the issuance of up to 100,000,000 shares of common stock, $0.001 par value, and authorizes the issuance of 5,000,000 shares of undesignated preferred stock, $0.001 par value. From time to time, our board of directors may establish the rights and preferences of the preferred stock. As of April 12, 2000, 8,507,646 shares of common stock and 13,109,981 shares of preferred stock were issued and outstanding and held by 47 stockholders. Upon the closing of this offering, all outstanding shares of Series B preferred stock and Series C preferred stock will convert into an aggregate of 12,485,981 shares of common stock. The following description of our capital stock is, by necessity, not complete. We encourage you to refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and applicable provisions of Delaware law for a more complete description.

COMMON STOCK

    Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

PREFERRED STOCK

    The board of directors has the authority, without action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in each series, and to fix or alter the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. Nonetheless, the effects might include, among other things:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control of Participate.com without further action by the stockholders.

    Upon the closing of this offering, 624,000 shares of Series A preferred stock will be outstanding, and we have no plans to issue any additional shares of preferred stock. We intend to redeem all outstanding shares of Series A preferred stock with the proceeds of this offering.

WARRANTS AND OTHER OBLIGATIONS TO ISSUE CAPITAL STOCK

    As of March 28, 2000, there were outstanding warrants to purchase an aggregate of 525,000 shares of our common stock with a weighted average exercise price equal to the price of shares sold in this offering. These warrants will only become exercisable if certain performance criteria is met prior to March 31, 2002.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    After this offering, holders of 12,485,981 shares of common stock or warrants to purchase common stock or their transferees will have rights to register those shares under the Securities Act of 1933. These rights are provided under the terms of an agreement between us and the holders of the registrable securities. Subject to limitations in the agreement, beginning on September 17, 2002, the holders of at least 50% of the registrable securities may require, on two occasions, that we use our best efforts to register the registrable securities for public resale. We are obligated to register these shares only if the outstanding registrable securities have an anticipated aggregate public offering price of at least $5,000,000, after underwriting discounts and commissions. Also, holders of the registrable securities may require, no more than once per year, that we register their shares for public resale on Form S-3 or similar short-form registration if the anticipated aggregate public offering price of the shares to be registered would exceed $500,000. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but the number of shares proposed to be registered may be reduced in view of market conditions. We will bear all expenses in connection with any registration, other than underwriting discounts and commissions. All registration rights will terminate five years following the consummation of this offering. These registration rights will also terminate with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any 90-day period under Rule 144 of the Securities Act, provided we have completed this offering and we are subject to the reporting requirements of the Exchange Act and our common stock is traded on a national exchange or NASDAQ.

DELAWARE ANTI-TAKEOVER LAW AND RESTRICTIVE PROVISIONS OF OUR CERTIFICATE OF
  INCORPORATION AND BYLAWS

    Provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

    - our acquisition by means of a tender offer;

    - our acquisition by means of a proxy contest or otherwise; or

    - the removal of our incumbent officers and directors.

    These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Participate.com outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

  DELAWARE ANTI-TAKEOVER LAW

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to several exemptions, the statute precludes an interested stockholder, generally a holder of 15% of our common stock, from engaging in a merger, asset sale, or other business combination with us for a period of three years after the date of the transaction in which the person became an interested stockholder. An exemption may be applied if:

    - prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

    - the stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding shares held by directors who were also officers or held in certain employee stock plans, upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder; or

    - the business combination was approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation, excluding shares held by the interested stockholder.

    The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

  ELECTION AND REMOVAL OF DIRECTORS

    Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. See "Management--Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

  STOCKHOLDER MEETINGS

    Under our bylaws, only the board of directors, the chairman of the board, the president and the holders of a majority of the outstanding capital stock may call special meetings of stockholders.

  REQUIREMENTS FOR ADVANCED NOTIFICATION OF STOCKHOLDER NOMINATIONS AND
    PROPOSALS

    Our bylaws establish advance notice procedures for stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

  ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT

    Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

  NO CUMULATIVE VOTING

    Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

  UNDESIGNATED PREFERRED STOCK

    The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

  AMENDMENT OF CHARTER PROVISIONS

    The amendment of many of the provisions described above would require approval by holders of at least 66 2/3% of the outstanding common stock.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

    Our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

    - any breach of the director's duty of loyalty to us or our stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - payments of dividends or stock purchases or redemptions in violation of
      Section 174 of the Delaware General Corporation Law; or

    - any transaction from which the director derived an improper personal benefit.

    Our certificate of incorporation also provides for indemnification of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, including some instances in which indemnification is otherwise discretionary under the law. We will also enter into contractual indemnity arrangements with our directors and executive officers upon the closing of this offering. We believe that these indemnification and liability provisions are essential to attracting and retaining qualified persons as directors and officers.

    There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought. In addition, we are not aware of any threatened litigation that may result in claims for indemnification by any officer or director.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is LaSalle National Bank.

NASDAQ NATIONAL MARKET LISTING

    We will apply to list our common stock on the Nasdaq Stock Market's National Market under the symbol "PRTP."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    We will have           shares of common stock outstanding after the
completion of this offering          (shares if the underwriters' overallotment
is exercised in full.) Of those shares, the           shares of common stock
sold in the offering           (shares if the underwriters' over-allotment
option is exercised in full) will be freely transferable without restriction, unless purchased by persons deemed to be our "affiliates" as that term is defined in Rule 144 under the Securities Act). Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption
under Rule 144. The remaining           shares of common stock to be outstanding
immediately following the completion of this offering are "restricted" which means they were originally sold in certain types of offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may only be sold through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144 promulgated under the Securities Act. The holders of
over    % of our shares of common stock, options, and warrants have agreed to a
180-day "lock-up" with respect to these securities. This generally means they cannot sell these shares during the 180 days following the date of this prospectus without the consent of our underwriters. After the 180-day lock-up period, these shares may be sold in accordance with Rule 144. See "Underwriting" for additional details.

    After the offering, the holders of           shares of our common stock
(including           shares issuable upon exercise of outstanding warrants) will be entitled to registration rights. For more information on these registration rights, see "Description of Capital Stock--Registration Rights."

RULE 144

    In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares of our common stock for one year or more, may sell in the open market within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the then outstanding shares of our common stock
      (approximately       shares immediately after the offering); or

    - the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements, and the availability of our current public information. A person (or persons whose shares are aggregated) who is deemed not to have been our affiliate at any time during the 90 days preceding a sale by him and who has beneficially owned his shares for at least two years, may sell the shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements, or the availability of current public information we refer to above. Subject to the lock-up agreements, the shares of our common stock that were outstanding on

December 31, 1999 that will become eligible for sale without registration pusuant to Rule 144 or Rule 701 under the Securities Act are as follows:

    - shares will be eligible for sale under Rule 144 or Rule 701 beginning 90 days after the date of this prospectus, subject to volume, manner of sale, and other limitations under those rules; and

    - the remaining         shares of common stock will become eligible for sale
      from time to time after the date of this prospectus under Rule 144 upon expiration of their respective holding periods.

    After this offering, we intend to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of April 12, 2000, options to purchase a total of 2,062,604 shares were outstanding and 3,232,076 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued pursuant to our employee stock purchase plan, other than common stock issued to our affiliates is available for immediate resale in the open market.

    Also beginning on September 17, 2002, holders of 12,485,981 restricted shares will be entitled to certain rights with respect to registration of such shares for sale in the public market. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

STOCK OPTIONS

    We have reserved an aggregate of 2,632,076 shares of common stock for issuance under our 1999 Stock Plan and 2000 Stock Plan and have outstanding options to purchase 2,062,604 shares. We intend to register the shares subject to the plans and the options on a Form S-8 Registration Statement following the offering. Subject to the lock-up agreements, the restrictions imposed under the plans, and the related option agreements, shares of common stock issued under the plans after the effective date of any Registration Statement on Form S-8 will be available for sale in the public market without restriction to the extent that they are held by persons who are not our affiliates under Rule 144.

    No public trading market for the common stock existed prior to the offering. No prediction can be made as to the effect, if any, that future sales of shares under Rule 144 or otherwise will have on the market price prevailing from time to time. Sales of substantial amounts of common stock into the public market following the offering, or the perception that such sales could occur, could adversely affect the then prevailing market price.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc. and William Blair & Company, L.L.C., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
FleetBoston Robertson Stephens Inc..........................
Chase Securities Inc........................................
William Blair & Company, L.L.C..............................
    Total...................................................
                                                               =======

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a
concession of not in excess of $    per share, of which $    may be reallowed to
other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  OVER-ALLOTMENT OPTION

    We have granted to the underwriters an option, exercisable during the 30-day
period after the date of this prospectus, to purchase up to       additional
shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase
any of the additional       shares of common stock, the underwriters have
severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

    The following table summarizes the compensation to be paid to the underwriters by our company:

                                                                                 TOTAL
                                                              -------------------------------------------
                                                                               WITH           WITHOUT
                                                              PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                              ---------   --------------   --------------
Underwriting discounts and commissions paid by us...........   $              $                $
Underwriting discounts and commissions payable by us........

    We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $         .

  INDEMNITY

    The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

  LOCK-UP AGREEMENTS

    Each of our executive officers and directors and substantially all of our other shareholders have agreed, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. This restriction terminates after the close of trading of the shares on the 180th day of (and including) the day the shares commenced trading on the Nasdaq National Market. However, FleetBoston Robertson
Stephens Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

    In addition, we have agreed that during the lock-up period we will not, without the prior written consent of FleetBoston Robertson Stephens Inc., subject to certain exceptions, consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

  LISTING

    The common stock has been approved for quotation on the Nasdaq National Market under the symbol "PRTP."

  NO PRIOR PUBLIC MARKET

    Prior to this offering, there has been no public market for the common stock. Consequently, the public offering price for the common stock offered by this prospectus has been determined through negotiations among the representatives and us. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

  INTERNET DISTRIBUTION

    E*TRADE will make the preliminary prospectus available on its website when it becomes available. E*TRADE will not solicit conditional offers until two business days before the expected effective date of the offering. If the effective date of the offering is delayed beyond two business days, E*TRADE would allow any conditional offer received from a customer to remain valid for up to seven days from the date it was originally submitted.

    E*TRADE will provide customers a period after notice of effectiveness during which they will continue to have the right to cancel their conditional offers. This period will be until 8 p.m. EST (but in no event less than two hours after E*TRADE notifies its customers of effectiveness) in the usual situation where the offering becomes effective after the close of trading. If the offering becomes effective prior to or during the trading day, the period will be one hour after E*TRADE notifies its customers of effectiveness.

    If an offering prices outside the expected price range indicated in the preliminary prospectus or the price range for an offering changes, E*TRADE will either (i) cancel its existing book of conditional offers and resolicit new conditional offers or (ii) require customers to reconfirm their existing conditional offers as a condition to participating in the offering.

  STABILIZATION

    The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member was purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  DIRECTED SHARE PROGRAM

    At our request, certain of the underwriters have reserved up to 7.5% of the shares of common stock (the "Directed Shares") for sale at the initial public offering price to persons who are our directors, officers or employees, or who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase such shares. The number of shares of common stock available for sale to the general public will be reduced to the extent of sales of the Directed Shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters on the same basis as all other shares of common stock offered hereby. We have agreed to indemnify those certain underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of directed shares.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by McDermott, Will & Emery, Chicago, Illinois. As of the date of this prospectus, Wilson Sonsini Goodrich & Rosati and its members beneficially owned an aggregate of 15,402 shares of Series B preferred stock.

                                    EXPERTS

    The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules which are part of the Registration Statement. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the Registration Statement from this prospectus. Accordingly, any statements made in this prospectus as to the contents of any contract, agreement, or other document are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement in this prospectus shall be deemed qualified in its entirety by this reference. You may read and copy all or any portion of the Registration Statement or any reports, statements, or other information in the files at the following public reference facilities of the Securities and Exchange Commission:

WASHINGTON, D.C.         NEW YORK, NEW YORK       CHICAGO, ILLINOIS
450 Fifth Street, N.W.   7 World Trade Center     500 West Madison Street
Room 1024                Suite 1300               Suite 1400
Washington, D.C. 20549   New York, NY 10048       Chicago, IL 60661-2511

    You can request copies of these documents upon payment of a duplicating fee by writing to the Securities and Exchange Commission. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the Registration Statement, will also be available to you on the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

    We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants....................   F-2

Balance Sheets as of December 31, 1998 and 1999.............   F-3

Statements of Operations for the two month period ended
  December 31, 1997, and the years ended December 31, 1998
  and 1999..................................................   F-4

Statements of Stockholders' Equity (Deficit) for the two
  month period ended December 31, 1997, and the years ended
  December 31, 1998 and 1999................................   F-5

Statements of Cash Flows for the two month period ended
  December 31, 1997, and the years ended December 31, 1998
  and 1999..................................................   F-6

Notes to Financial Statements...............................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Participate.com, Inc:

    We have audited the accompanying balance sheets of PARTICIPATE.COM, INC. (a Delaware corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the two month period ended December 31, 1997, and the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Participate.com, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the two month period ended December 31, 1997, and the years ended
December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Chicago, Illinois
January 27, 2000
(except with respect to the matters discussed in Note 14, as to which the date is April 11, 2000)

                             PARTICIPATE.COM, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                1998       1999
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $     4    $10,609
  Accounts receivable, less allowance for doubtful accounts
    of $0 and $31
    in 1998 and 1999, respectively..........................      133        522
  Prepaids and other........................................        6        237
                                                              -------    -------
    Total current assets....................................      143     11,368
                                                              -------    -------
PROPERTY AND EQUIPMENT, NET.................................       24        471
OTHER ASSETS................................................        5         57
                                                              -------    -------
    Total assets............................................  $   172    $11,896
                                                              =======    =======

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable..........................................  $    34    $   379
  Accrued expenses..........................................      136        556
  Note payable--stockholder.................................       72          8
  Dividend payable..........................................       --         52
  Capital lease obligations--current........................        8         90
  Deferred revenue..........................................       --         34
                                                              -------    -------
    Total current liabilities...............................      250      1,119
                                                              -------    -------
CAPITAL LEASE OBLIGATIONS--long term........................       13         91
                                                              -------    -------
COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK:
  Series A, 10% cumulative dividend, $.001 par value;
    624,000 shares authorized, issued and outstanding at
    December 31, 1999, and none authorized in 1998..........       --        588
  Series B, convertible preferred stock, 8.14% noncumulative dividend, $.001 par value; 8,701,980 shares authorized;
    8,701,980 shares issued and outstanding at December 31,
    1999, and none authorized in 1998.......................       --     12,626
                                                              -------    -------
    Total redeemable preferred stock........................       --     13,214
                                                              -------    -------
STOCKHOLDERS' DEFICIT:
  Common stock, $.001 par value; 24,000,000 shares
    authorized; 8,331,226 shares issued and outstanding at
    December 31, 1999, and none authorized in 1998..........       --          8
  Additional paid in capital................................       --        244
  Deferred compensation expense related to stock options....       --       (956)
  Accumulated deficit.......................................       --     (1,824)
  Members' capital..........................................      (91)        --
                                                              -------    -------
    Total stockholders' deficit.............................      (91)    (2,528)
                                                              -------    -------
    Total liabilities and stockholders' deficit.............  $   172    $11,896
                                                              =======    =======

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                             PARTICIPATE.COM, INC.

                            STATEMENTS OF OPERATIONS

             FOR THE TWO MONTH PERIOD ENDED DECEMBER 31, 1997, AND
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              1997         1998         1999
                                                           ----------   ----------   ----------
REVENUES.................................................  $        6   $      507   $    1,885

COST OF SERVICES.........................................           5          323        1,286
                                                           ----------   ----------   ----------
    Gross profit.........................................           1          184          599

OPERATING EXPENSES:
  Selling, general and administrative....................           5          277        3,104
  Noncash compensation expense...........................          --           --          287
                                                           ----------   ----------   ----------
    Operating loss.......................................          (4)         (93)      (2,792)

OTHER INCOME (EXPENSE), NET:
  Other income, net......................................          --           --          144

  Interest expense.......................................          --           (5)         (14)
                                                           ----------   ----------   ----------
NET LOSS.................................................          (4)         (98)      (2,662)

DIVIDENDS AND ACCRETION TO REDEMPTION VALUE OF PREFERRED
  STOCK..................................................          --           --          (71)
                                                           ----------   ----------   ----------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS.............  $       (4)  $      (98)  $   (2,733)
                                                           ==========   ==========   ==========
PER SHARE DATA:
  Basic and diluted net loss per share attributable to
    common stockholders..................................  $     0.00   $    (0.02)  $    (0.33)
                                                           ==========   ==========   ==========

  Basic and diluted weighted average shares
    outstanding..........................................   5,572,050    6,368,178    8,200,621
                                                           ==========   ==========   ==========
PRO FORMA (UNAUDITED):
  Pro forma basic and diluted net loss per share
    attributable to
    common stockholders..................................                            $    (0.26)
                                                                                     ==========
  Pro forma basic and diluted weighted average shares
    outstanding..........................................                            10,703,930
                                                                                     ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                             PARTICIPATE.COM, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
   FOR THE TWO MONTH PERIOD ENDED DECEMBER 31, 1997, AND FOR THE YEARS ENDED
                           DECEMBER 31, 1998 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                           COMMON STOCK,
                                                         $.001 PAR VALUE;                      DEFERRED
                                   COMMON UNITS          24,000,000 SHARES                   COMPENSATION
                                      IN LLC                AUTHORIZED         ADDITIONAL   EXPENSE RELATED
                               ---------------------   ---------------------    PAID-IN        TO STOCK       RETAINED
                                 SHARES      AMOUNT     SHARES      AMOUNT      CAPITAL         OPTIONS       DEFICIT     TOTAL
                               ----------   --------   ---------   ---------   ----------   ---------------   --------   --------
BALANCE, at inception........          --    $  --            --   $     --      $   --         $    --       $    --    $    --
  Sale of common units.......   5,752,050       10            --         --          --              --            --         10
  Net loss...................          --       (4)           --         --          --              --            --         (4)
                               ----------    -----     ---------   ---------     ------         -------       -------    -------
BALANCE, December 31, 1997...   5,752,050        6            --         --          --              --            --          6
                               ----------    -----     ---------   ---------     ------         -------       -------    -------
  Units granted..............     742,200        1            --         --          --              --            --          1
  Net loss...................          --      (98)           --         --          --              --            --        (98)
                               ----------    -----     ---------   ---------     ------         -------       -------    -------
BALANCE, December 31, 1998...   6,494,250      (91)           --         --          --              --            --        (91)
                               ----------    -----     ---------   ---------     ------         -------       -------    -------
  Issuance of common units in
    connection with the sale
    of preferred units.......   1,248,000        6            --         --          --              --            --          6
  Units granted..............     556,650        2            --         --          --              --            --          2
  Sale of common units.......      32,326        1            --         --          --              --            --          1
  Net loss attributable to
    LLC common units.........          --     (258)           --         --          --              --            --       (258)
  Accretion of preferred
    units....................          --     (580)           --         --          --              --            --       (580)
  C Corporation conversion...  (8,331,226)     920     8,331,226          8        (928)             --            --         --
  Preferred stock
    dividends................          --       --            --         --         (52)             --            --        (52)
  Preferred stock
    accretion................          --       --            --         --         (19)             --            --        (19)
  Deferred compensation
    expense related to the
    issuance of stock
    options..................          --       --            --         --       1,243          (1,243)           --         --
  Compensation expense
    related to the issuance
    of stock options.........          --       --            --         --          --             287            --        287
  Net loss attributable to C
    Corporation..............          --       --            --         --          --              --        (1,824)    (1,824)
                               ----------    -----     ---------   ---------     ------         -------       -------    -------
BALANCE, December 31, 1999...          --    $  --     8,331,226   $      8      $  244         $  (956)      $(1,824)   $(2,528)
                               ==========    =====     =========   =========     ======         =======       =======    =======

  The accompanying notes to financial statements are an integral part of these statements.

                             PARTICIPATE.COM, INC.

                            STATEMENTS OF CASH FLOWS

             FOR THE TWO MONTH PERIOD ENDED DECEMBER 31, 1997, AND
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                             (DOLLARS IN THOUSANDS)

                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $    (4)   $   (98)   $(2,662)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
    Depreciation and amortization...........................        1          1         81
    Stock grant.............................................       --          1          2
    Noncash compensation expense related to the issuance of
     stock options..........................................       --         --        287
    Changes in operating assets and liabilities--
      Accounts receivable...................................       --       (133)      (389)
      Prepaids and other....................................       --         (6)      (231)
      Other assets..........................................       (2)        (3)       (52)
      Accounts payable......................................       --         34        345
      Accrued expenses......................................       --        136        420
      Deferred revenue......................................       --         --         34
                                                              -------    -------    -------
        Net cash used in operating activities...............       (5)       (68)    (2,165)
                                                              -------    -------    -------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchase of property and equipment........................       (3)        (2)      (330)
                                                              -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of capital lease obligations.....................       --         --        (38)
  Proceeds from issuance of common units....................       10         --          7
  Proceeds from issuance of preferred units/stock, net of
    issuance costs..........................................       --         --     13,195
  Related-party borrowings (payments), net..................        3         69        (64)
                                                              -------    -------    -------
        Net cash provided by financing activities...........       13         69     13,100
                                                              -------    -------    -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........        5         (1)    10,605

CASH AND CASH EQUIVALENTS, beginning of period..............       --          5          4
                                                              -------    -------    -------
CASH AND CASH EQUIVALENTS, end of period....................  $     5    $     4    $10,609
                                                              =======    =======    =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest................................................  $    --    $     5    $    14
                                                              =======    =======    =======
NONCASH TRANSACTIONS:
  Dividend accrued on preferred stock.......................  $    --    $    --    $    52
  Accretion to redemption value of preferred stock..........       --         --         19
  Capital lease financing...................................       --         21        198
                                                              =======    =======    =======

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                             PARTICIPATE.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1998 AND 1999

1.  ORGANIZATION AND OPERATIONS

    Participate.com, Inc. (the "Company") is a management service provider that enables successful eBusiness strategies by offering an integrated management solution for online communities. The Company's service delivery platform, the Community Management System, is a full-service approach that includes developing, managing and hosting online business communities.

    Prior to September 17, 1999, the Company operated as a limited liability corporation ("LLC"). On September 17, 1999, the LLC converted to a
C Corporation incorporated in Delaware under the name Participate.com, Inc. On this date, all LLC common units were converted, at a one-to-one ratio, into shares of common stock and all preferred units in the LLC were converted, at a one-to-one ratio, into Series A preferred stock.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    The Company recognizes revenue as services are provided.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated on a straight line basis over their estimated useful lives. Expenditures for major additions are capitalized, and the cost of repairs and maintenance is expensed as incurred. The cost basis and useful lives of equipment at December 31, 1998 and 1999, are as follows (dollars in thousands):

                                                        1998       1999       LIFE
                                                      --------   --------   --------
Computer equipment..................................    $ --       $393     3 years
Computer software...................................      26        101     3 years
Office equipment....................................      --         42     5 years
Leasehold improvements..............................      --         18     5 years
                                                        ----       ----     =======
                                                          26        554

Less--accumulated depreciation......................       2         83
                                                        ----       ----
                                                        $ 24       $471
                                                        ====       ====

                             PARTICIPATE.COM, INC.

                        DECEMBER 31, 1997, 1998 AND 1999

    At December 31, 1998 and 1999, the cost basis of the capitalized leases was $21,000 and $219,000, respectively. The related accumulated depreciation of equipment under capitalized leases was $0 and $38,000, respectively.

STOCK-BASED COMPENSATION

    The Company accounts for stock options issued to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," for options and warrants issued to employees and directors. Expense associated with stock options and warrants issued to nonemployees/nondirectors is recorded in accordance with SFAS No. 123.

ACCRETION TO REDEMPTION VALUE OF PREFERRED STOCK

    Accretion to redemption value of redeemable preferred stock represents the change in the redemption value of outstanding preferred stock in each period. Preferred stock is being accreted to its redemption value over the earliest period redemption can occur using the effective interest method. The redemption values are based on the face value of the stock.

NET LOSS PER SHARE

    Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares at December 31, 1998 and 1999, were 0 and 2,603,059, which include 0 and 2,503,309 shares, respectively, issuable upon the conversion of Series B preferred stock, weighted for the periods outstanding, as if such conversion occurred on the date of issuance. These shares have been excluded from diluted loss per share, as their impact would be antidilutive.

UNAUDITED PRO FORMA LOSS PER SHARE ATTIBUTABLE TO COMMON STOCKHOLDERS

    Unaudited pro forma loss per share attibutable to common stockholders is based on the weighted average number of shares of common stock outstanding assuming that the Series B preferred stock was converted into common stock on the date of issuance. Common equivalent shares have been excluded from pro forma diluted loss per share, as their impact would be anti-dilutive.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In December, 1999, the SEC issued Staff Accounting Bulletin ("SAB")
No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides specific guidance on revenue recognition. The Company recognizes revenue based upon the provisions of SAB No. 101.

3.  STOCKHOLDERS' EQUITY

    In January, 2000, the Board of Directors of the Company authorized a two-for-one stock split for common stock and Series B preferred stock. The effect of the stock split has been retroactively reflected for all periods presented in the accompanying financial statements.

                             PARTICIPATE.COM, INC.

                        DECEMBER 31, 1997, 1998 AND 1999

MEMBERS UNITS

    Prior to the Company converting to a C corporation, members' equity consisted of redeemable preferred units and common units in a limited liability corporation. Based upon the members' agreement, net losses for any fiscal year shall be first allocated to the members who have a positive capital account balance, until such balances have been reduced to zero. Secondly, remaining losses are then allocated to the holder of common units. Net losses have been allocated as follows (in thousands):

                                                         1997       1998       1999
                                                       --------   --------   --------
Common units.........................................   $  (4)     $ (98)    $  (258)
Preferred units......................................      --         --        (580)
                                                        -----      -----     -------
    Total net loss attributable to the LLC...........      (4)       (98)       (838)

Net loss attributable to the C Corporation...........      --         --      (1,824)
                                                        -----      -----     -------
    Net loss.........................................   $  (4)     $ (98)    $(2,662)
                                                        =====      =====     =======

COMMON STOCK

    During 1998 and 1999, the Company granted 742,200 and 556,650 common units in the LLC (subsequently, common stock of the C Corporation) to two individuals upon employment with the Company. The stock grants vest over a two- and four-year period, respectively. The value of the grants was based upon estimated fair market value at the time of grant using arm's length transactions to determine such value. The grant value is being amortized over the related vesting periods as compensation expense. The compensation expense for these grants recognized in December 31, 1998 and 1999, was $1,000 and $2,000, respectively.

    In July, 1999, the Company sold to an investor 32,326 shares of common units at $0.025 per share.

RIGHTS, PREFERENCES AND PRIVILEGES

    The rights, preferences and privileges of the common stock are listed below.

    DIVIDENDS

    No dividend may be paid with respect to the holders of common stock until equivalent dividends have been declared and paid on all outstanding shares of Series A and B preferred stock.

    VOTING RIGHTS

    The holders of common stock are entitled to one vote per share.

4.  REDEEMABLE PREFERRED STOCK

SERIES A

    In a private placement transaction in February, 1999, the Company issued 624,000 redeemable preferred units in the LLC (subsequently, redeemable preferred stock of the C Corporation). For purchasing 1,000 preferred units for $1,000, each investor was also given 2,000 common units. The net proceeds of $586,000 were allocated between Series A preferred units and common units based upon

                             PARTICIPATE.COM, INC.

                        DECEMBER 31, 1997, 1998 AND 1999

their relative fair values. The rights, preferences and privileges of the Series A preferred stock, which was issued in exchange for the LLC units, are listed below.

    DIVIDENDS

    The holders of the Series A preferred stock are entitled to receive a cumulative dividend of 10% per annum. If the stock is not redeemed by September, 2004, the stockholder will be entitled to a cumulative dividend of 20%. No dividend shall be paid on Series B preferred stock and common stock prior to payment on any accumulation of Series A preferred stock dividends. To date, the Company has accrued, but not paid, any dividends.

    REDEMPTION

    The Series A preferred stock is redeemable by the Company on or before September, 2004, at an amount of $1.00 per share, adjusted for any recapitalizations, plus accrued but unpaid dividends. In the event that the Company is unable to redeem all Series A preferred shares by September, 2004, the Company must use all legally available funds to redeem as many shares as possible and as additional funds become available, such funds must be used to redeem the remaining shares.

    LIQUIDATION PREFERENCE

    Series A preferred stockholders will be entitled to receive, prior to and in preference to, any distribution of any of the assets or surplus funds of the Company to the holders of the common stock and PARI PASSU with Series B preferred stockholders upon liquidation. Series A preferred stockholders will be entitled to receive $1.00 per share adjusted for any recapitalizations, and any accrued but unpaid dividends.

SERIES B

    In a private placement transaction in September, 1999, the Company issued 8,701,980 shares of Series B preferred stock at $1.475 per share resulting in net proceeds to the Company of approximately $12.6 million. The rights, preferences and privileges of the Series B preferred stock are listed below.

    DIVIDENDS

    The holders of the Series B preferred stock are entitled to receive noncumulative dividends of 8.14% per annum, when and if declared by the Board of Directors. Such dividend shall not be paid until the cumulative dividend for Series A preferred stock has been paid.

    LIQUIDATION PREFERENCE

    Series B preferred stockholders will be entitled to receive, prior to and in preference to, any distribution of any of the assets or surplus funds of the Company to the holders of the common stock and PARI PASSU with Series A preferred stockholders upon liquidation. Series B preferred stockholders will be entitled to receive $1.48 per share, adjusted for any recapitalizations, and any unpaid declared dividends.

                             PARTICIPATE.COM, INC.

                        DECEMBER 31, 1997, 1998 AND 1999

    REDEMPTION

    At any time after September, 2004, upon receipt by the Company of a written request from a majority of the outstanding Series B preferred stockholders, the shares will be redeemed. Series B preferred stock will be redeemed at $1.48 per share, as adjusted for any recapitalizations, payable in three annual installments.

    VOTING RIGHTS

    The holders of Series B preferred stock have voting rights equal to the number of shares of common stock into which the shares of Series B preferred stock could be converted at the record date.

    CONVERSION

    Each share of Series B preferred stock is convertible, at the option of the holder, at any time after the date of issuance of such share into one share of common stock, subject to certain adjustments as defined. In the event of redemption, the shareholder will not have the ability to convert to common shares for the five-day period prior to the redemption date. In addition, all shares of Series B preferred stock shall automatically be converted into shares of common stock upon the closing of an underwritten public offering in which the price per share to the public is no less than $7.375 per share and with aggregate gross proceeds to the Company of not less than $15 million.

5.  STOCK OPTIONS

    During 1999, the Company adopted the 1999 Stock Plan (the "Plan"), as amended. The Plan provides for the issuance of incentive and nonstatutory common stock options to employees, directors and consultants of the Company. The Board of Directors reserved 1,871,100 shares of common stock to be issued in conjunction with the Plan. The term of the options shall be no more than 10 years from the date of grant. Options granted under the Plan during 1999 generally vest in periods between two and four years, as determined by the Board of Directors, although certain grants have vested immediately upon issuance.

    All incentive stock options granted during 1999 were granted with an exercise price equal to the then fair value of the underlying common stock on the grant date as determined by the board of directors. For financial reporting purposes, the common stock options were deemed to have an exercise price below market value based upon accounting guidelines related to equity instruments issued within a year of an initial public offering. In accordance with APB
No. 25, the Company has recorded the difference between the exercise price and the deemed fair value of the common stock on the date of grant as deferred compensation and is amortizing such deferred compensation over the vesting periods of the options. Noncash compensation expense related to these options and other options issued for consulting services recognized during the year ended December 31, 1999 totaled $287,000.

                             PARTICIPATE.COM, INC.

                        DECEMBER 31, 1997, 1998 AND 1999

    The Company's stock option activity under the Plan is as follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                          OUTSTANDING   EXERCISE
                                                            OPTIONS      PRICE
                                                          -----------   --------
Outstanding at December 31, 1998........................          --     $  --

  Granted...............................................   1,136,608      0.25
  Forfeited.............................................     (22,290)     0.25
                                                           ---------     -----
Outstanding at December 31, 1999........................   1,114,318     $0.25
                                                           =========     =====

    The following table summarizes information about all stock options outstanding for the Company as of December 31, 1999:

              OPTIONS OUTSTANDING                      OPTIONS VESTED
------------------------------------------------   ----------------------
                           WEIGHTED     WEIGHTED                 WEIGHTED
                           AVERAGE      AVERAGE                  AVERAGE
EXERCISE     NUMBER       REMAINING     EXERCISE     NUMBER      EXERCISE
 PRICE     OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
--------   -----------   ------------   --------   -----------   --------
 $0.25      1,114,318     9.88 years     $0.25       176,710      $0.25
 =====      =========     ==========     =====       =======      =====

    Under SFAS No. 123, the fair value of each option is estimated on the date of grant based on the Black-Scholes option pricing model assuming, among other things, a risk-free interest rate of 5.98%, no dividend yield, expected volatility of 0% (as the Company was privately held at the date of grant) and an expected life of five years. The weighted average fair value of the options granted during the year ended December 31, 1999, was $1.142 per share.

    Had the Company accounted for its stock options in accordance with SFAS
No. 123, pro forma net loss and pro forma net loss per share for the years ended December 31, 1997, 1998 and 1999, would have been as follows (in thousands, except per share amounts):

                                                                1997       1998       1999
                                                              --------   --------   --------
Pro forma net loss attributable to common stockholders......   $  --      $  --     $(2,737)
Pro forma net loss per share attributable to common
  stockholders..............................................      --         --       (0.33)
                                                               =====      =====     =======

    The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years; pro forma compensation expense is recognized as the options vest and additional awards may also be granted.

6.  CAPITAL LEASE OBLIGATIONS

    Capital lease obligations of the Company at December 31, 1998 and 1999, consist of various leases maturing over a three-year period, at a weighted average interest rate of 9.5%.

                             PARTICIPATE.COM, INC.

                        DECEMBER 31, 1997, 1998 AND 1999

    Future maturities of capital lease obligations at December 31, 1999, are as follows (in thousands):

2000........................................................  $95
2001........................................................   82
2002........................................................   19
                                                              ---
    Total...................................................  196

Less--Amount representing interest..........................   15
                                                              ---
    Total...................................................  181

Less--Current portion.......................................   90
                                                              ---
                                                              $91
                                                              ===

7.  REVOLVING PROMISSORY NOTE

    As of December 31, 1999, the Company had secured a revolving promissory note with a bank which enables the Company to borrow up to $200,000. The note is due on demand, expires in June, 2000, and bears interest at the bank's prime rate plus 1% (9.5% at December 31, 1999). The Company had no borrowings outstanding under the revolving promissory note as of December 31, 1999.

8.  INCOME TAXES

    During the period in which the Company was an LLC, federal and state taxes were the responsibility of the unitholders rather than the Company. Effective September 17, 1999, the Company became a C corporation for income tax purposes. Pursuant to this election, such taxes will be the responsibility of the Company rather than stockholders. The Company provides for deferred income taxes under the asset and liability method of accounting which requires the recognition of deferred income taxes based upon the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. A determination as to this limitation will be made at a future date as the net operating losses are utilized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax-planning strategies in making this assessment. Based upon the level of historical losses and changes in capitalization which may limit utilization of net operating loss carryforwards in future periods, management is unable to predict whether these net deferred tax assets will be utilized prior to expiration. As such, the Company has recorded a full valuation allowance.

                             PARTICIPATE.COM, INC.

                        DECEMBER 31, 1997, 1998 AND 1999

    At December 31, 1999, deferred income taxes consisted of the following (in thousands):

Net operating loss carryforward.............................  $ 568
Change in tax accounting method (cash to accrual)...........     93
Stock-based compensation....................................     81
Accrued expenses............................................     15
Reserves....................................................     12
                                                              -----
    Total...................................................    769

Less--Valuation allowance...................................   (769)
                                                              -----
    Net deferred tax assets.................................  $  --
                                                              =====

    A reconciliation between the statutory federal income tax rate (34.0%) and the effective rate of income tax expense for the year ended December 31, 1999, is as follows:

Statutory federal income tax rate...........................  (34.0)%
State taxes.................................................   (7.0)
Stock-based compensation....................................    1.5
Other.......................................................   (0.1)
Valuation allowance.........................................   39.4
                                                              -----
    Effective income tax rate...............................    0.0 %
                                                              =====

    Since September 17, 1999, the Company has generated approximately
$1.5 million of tax net operating loss carryforwards, which expire in 2014.

9.  COMMITMENTS AND CONTINGENCIES

    The Company has entered into various long-term lease agreements for its office facility, certain operating equipment and an auto lease under noncancelable lease terms which expire at various dates through May, 2004. Rental expense for the two-month period ended December 31, 1997, and for the years ended December 31, 1998 and 1999, for the office facility totaled $0, $16,000 and $115,000, respectively.

    Minimum future lease payments under these operating leases as of December 31, 1999, are as follows (in thousands):

2000........................................................  $  276
2001........................................................     369
2002........................................................     431
2003........................................................     287
2004........................................................      11
                                                              ------
    Total future minimum lease payments.....................  $1,374
                                                              ======

                             PARTICIPATE.COM, INC.

                        DECEMBER 31, 1997, 1998 AND 1999

10.  CONCENTRATION OF CREDIT RISK

    For the years ended December 31, 1998 and 1999, five customers accounted for approximately 69% of revenues and two customers accounted for approximately 28% of revenues, respectively.

11.  RELATED-PARTY TRANSACTIONS

    During 1998 and 1999, the Company's founder and an additional investor funded the Company's activities through advances bearing interest at 9% per annum. In conjunction with the issuance of the Series A preferred units in February, 1999, $89,000 of stockholder advances were converted to Series A preferred units, at fair value. The remaining balance is reflected on the accompanying balance sheets as note payable--stockholder.

    During 1999, two Series A preferred stockholders provided consulting services to the Company in connection with developing the Company's business plan. In exchange for their services, these stockholders were granted 172,400 fully vested options with a strike price of $0.25 per share. In addition, the stockholders were reimbursed for the option exercise price and the associated taxes. The Company has recorded noncash compensation expense totaling $197,000 during 1999, based upon the fair value of these options at the date of grant.

    During 1999, the Company issued 86,200 options, vesting over a two-year period, with an exercise price of $0.25 per share, to a Series A preferred stockholder that acted as an advisor to the Company. The Company has recorded noncash compensation expense totaling $6,000 during 1999, based upon the fair value of the options at the date of grant.

12.  BARTER TRANSACTIONS

    During 1999, the Company has recognized $30,000 of barter transaction revenue related to community consulting services provided and $30,000 of barter transaction expense related to Company advertising services received. These transactions were valued based upon the value of the services provided and the value of the services received.

13.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

    Accrued expenses at December 31, 1998 and 1999, are as follows (in thousands):

                                                                1998       1999
                                                              --------   --------
Salaries and taxes..........................................    $123       $ 76
Advertising and promotions..................................      --        289
Other.......................................................      13        191
                                                                ----       ----
                                                                $136       $556
                                                                ====       ====

                             PARTICIPATE.COM, INC.

                        DECEMBER 31, 1997, 1998 AND 1999

    Valuation and qualifying account activity for the year ended December 31, 1999, is as follows (in thousands):

                                                NET CHANGES TO
                              BALANCE AT          OPERATING                   BALANCE AT
                          BEGINNING OF PERIOD      EXPENSES      DEDUCTION   END OF PERIOD
                          -------------------   --------------   ---------   -------------
Allowance for doubtful
  accounts activity for
  the year ended
  December 31, 1999.....         $ --                $31           $ --           $31

14.  SUBSEQUENT EVENTS

1999 STOCK PLAN

    In January, 2000, the Company increased the number of shares available for issuance under the 1999 Stock Plan from 1,871,100 to 2,871,100.

OFFICE LEASE

    In February, 2000, the Company entered into a long-term commitment to lease 41,334 square feet of office space from a third party for a 10-year period, resulting in an annual future minimum lease commitment ranging from $1.2 million to $1.3 million. The terms of the agreement allow the Company, to lease an additional 20,667 square feet under the same terms through July 1, 2000.

    Relating to the building lease, the Company also entered into a letter of credit in the amount of approximately $2.1 million secured by the cash deposits of the Company. This letter of credit reduces to zero over the term of the lease.

    In connection with the newly leased space, the Company entered into additional obligations to purchase approximately $2 million of furniture, network equipment, communications and leasehold improvements.

LINE OF CREDIT

    In February 2000, the Company obtained an equipment line of credit from a financial institution in the amount of $500,000 secured by the leased equipment and cash balances of 50% of the equipment value. This facility allows for various types of equipment leases and the lease rates are set at the time the equipment is leased based upon the financial institution's cost of funds.

SERIES C PREFERRED STOCK

    On March 28, 2000, the Company entered into an investment agreement with several investors in which the Company issued 3,784,001 shares of Series C preferred stock, with a par value of $0.001 per share, and warrants to acquire 525,000 shares of common stock, subject to adjustment and at a price to be determined in the future, for total net proceeds of $20.2 million. Series C preferred stock has similar rights, preferences and privileges to Series B preferred stock.

                             PARTICIPATE.COM, INC.

                        DECEMBER 31, 1997, 1998 AND 1999

2000 STOCK PLAN

    On April 11, 2000, the Board of Directors adopted the 2000 Stock Plan (subject to stockholder approval), which provides for the issuance of stock options for employees, directors and consultants. A total of 2,000,000 shares were reserved for issuance under the 2000 Stock Plan, plus all unissued shares under the 1999 Stock Plan. The number of shares available for issuance increases annually on January 1.

2000 EMPLOYEE STOCK PURCHASE PLAN

    On April 11, 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan, which permits eligible employees to purchase common stock through payroll deductions at 85% of the fair value of the stock, as defined. 600,000 shares of common stock have been reserved for issuance under this plan as of April 11, 2000. Effectiveness of this Plan will be subject to completion of an initial public offering.

COMPANY CAPITALIZATION

    On April 11, 2000, the Board of Directors approved an amendment to the Certificate of Incorporation to increase the authorized common shares to 100 million and to authorize five million shares of preferred stock. The increases in authorized common and preferred stock are subject to completion of an initial public offering.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all fees and expenses payable by Participate.com in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                              AMOUNT TO BE
                                                                  PAID
                                                              ------------
SEC Registration Fee........................................   $  15,180
NASD Filing Fee.............................................   $   6,250
Nasdaq National Market Listing Fee..........................           *
Printing and Engraving Expenses.............................           *
Legal Fees and Expenses.....................................           *
Accounting Fees and Expenses................................           *
Transfer Agent and Registrar Fees and Expenses..............           *
Miscellaneous Expenses......................................           *
                                                               ---------
  Total.....................................................   $       *

------------------------

*   To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require Participate.com among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

(a) Since October 1997, we have issued and sold the following unregistered securities:

    (1) In September 1999, we issued 8,331,226 shares of common stock to 29 investors in exchange for all of the equity of Participate.com LLC.

    (2) In September 1999, we issued 624,000 shares of Series A preferred stock to 26 investors in exchange for all of their equity ownership in Participate.com LLC.

    (3) In September 1999, we issued and sold 8,701,980 shares of Series B preferred stock to 26 investors for aggregate consideration of $12,835,421.

    (4) In March and April 2000, we issued and sold 3,784,001 shares of Series C preferred stock to investors for aggregate consideration of $20,433,605.

    (5) In March 2000, we issued a warrant to purchase 525,000 shares of Series C preferred stock at a purchase price per share equal to the per share price in this offering.

    (6) From October 1997 through April 10, 2000, we have granted options and stock purchase rights to purchase 2,336,398 shares of common stock to employees, directors and consultants under our 1999 Stock Plan at exercise prices ranging from $0.25 to $4.00 per share. Of the 2,336,398 shares granted, 2,061,604 remain outstanding, 176,420 shares of common stock have been purchased pursuant to exercises of stock options and 98,374 shares have been canceled and returned to the 1999 Stock Plan.

    The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with Participate.com, to information about us.

(b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
  1.1*                  Form of Underwriting Agreement.

  3.1                   Certificate of Incorporation of registrant.

  3.2                   Form of Amended and Restated Certificate of Incorporation of
                        registrant to be filed upon the closing of the offering made under the registration statement.

  3.3                   Bylaws of the registrant.

  4.1                   Form of registrant's common stock certificate.

  4.2                   Amended and Restated Investors Rights Agreement, dated
                        March 28, 2000, between the registrant and the parties named therein.

  5.1*                  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation.

 10.1                   Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.

 10.2                   1999 Stock Plan and forms of agreements thereunder.

 10.3                   2000 Stock Plan and forms of agreements thereunder.

 10.4                   2000 Employee Stock Purchase Plan.

 10.5                   Amended and Restated Employment Agreement dated November
                        1999 between Participate.com, Inc. and David A. Greer.

 10.6 Founder's Stock Vesting Agreement dated September 17, 1999 between Participate.com, Inc. and Alan K. Warms.

 10.7                   Agreement and Understanding dated September 16, 1999 between
                        Participate.com, Inc. and Alan K. Warms.

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
 10.8                   Agreement and Understanding dated September 16, 1999 between
                        Participate.com, Inc. and Erika Kerekes.

 10.9                   Agreement and Understanding dated September 17, 1999 between
                        Participate.com, Inc. and David A. Greer.

 10.10                  Series B Preferred Stock Purchase Agreement dated September
                        17, 1999 between Participate.com, Inc. and the purchasers
                        listed therein.

 10.11                  Series C Preferred Stock Purchase Agreement dated March 28,
                        2000 between Participate.com, Inc. and the purchasers listed therein.

 10.12                  [Intentionally omitted. Included in 4.2]

 10.13                  Warrant dated March 28, 2000 issued by Participate.com, Inc.
                        in favor of Diamond Technology Incorporated.

 10.14                  Sheffield Square Professional Center Office Lease dated
                        November 3, 1998 between Sheffield Square L.L.C. and
                        ExtraNet Solutions.

 10.15                  Union Tower Investors II L.L.C. Office Lease dated February
                        9, 2000 between Union Towers Investors II, L.L.C. and
                        Participate.com, Inc.

 23.1*                  Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in exhibit 5.1).

 23.2 Consent of Arthur Andersen LLP, independent public accountants.

 24.1                   Power of Attorney (see page II-4).

 27.1                   Financial Data Schedule.


------------------------

*   To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES:

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission, the information for which is included in the financial statements or are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification by Participate.com for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Participate.com, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Participate.com of expenses incurred or paid by a director, officer or controlling person of Participate.com in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Participate.com is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    We hereby undertake that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Participate.com pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Participate.com has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 9th day of May, 2000.


                                                       PARTICIPATE.COM, INC.

                                                       By:              /s/ ALAN K. WARMS
                                                            ----------------------------------------
                                                                          Alan K. Warms
                                                              CHIEF EXECUTIVE OFFICER AND PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan K. Warms and Stephen J. Hawrysz and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.


               SIGNATURE                                     TITLE                         DATE
               ---------                                     -----                         ----
           /s/ ALAN K. WARMS
    -------------------------------      Chief Executive Officer, President and         May 9, 2000
             Alan K. Warms               Director (Principal Executive Officer)

        /s/ STEPHEN J. HAWRYSZ
    -------------------------------      Vice President of Finance and Operations       May 9, 2000
          Stephen J. Hawrysz             (Principal Financial and Accounting Officer)

                   *
    -------------------------------      Director                                       May 9, 2000
          Stephen C. Bowsher

                   *
    -------------------------------      Director                                       May 9, 2000
            James J. Collis

               SIGNATURE                                     TITLE                         DATE
               ---------                                     -----                         ----
                   *
    -------------------------------      Director                                       May 9, 2000
            Mark J. DeNino

                   *
    -------------------------------      Director                                       May 9, 2000
              Guy Hoffman



*By:                    /s/ ALAN K. WARMS
             --------------------------------------
                          Alan K. Warms
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
  1.1*                  Form of Underwriting Agreement.

  3.1                   Certificate of Incorporation of registrant.

  3.2                   Form of Amended and Restated Certificate of Incorporation of
                        registrant to be filed upon the closing of the offering made under the registration statement.

  3.3                   Bylaws of the registrant.

  4.1                   Form of registrant's common stock certificate.

  4.2                   Amended and Restated Investors Rights Agreement, dated
                        March 28, 2000, between the registrant and the parties named therein.

  5.1*                  Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation.

 10.1                   Form of Indemnification Agreement entered into by registrant with each of its directors and executive officers.

 10.2                   1999 Stock Plan and forms of agreements thereunder.

 10.3                   2000 Stock Plan and forms of agreements thereunder.

 10.4                   2000 Employee Stock Purchase Plan.

 10.5                   Amended and Restated Employment Agreement dated November
                        1999 between Participate.com, Inc. and David A. Greer.

 10.6 Founder's Stock Vesting Agreement dated September 17, 1999 between Participate.com, Inc. and Alan K. Warms.

 10.7                   Agreement and Understanding dated September 16, 1999 between
                        Participate.com, Inc. and Alan K. Warms.

 10.8                   Agreement and Understanding dated September 16, 1999 between
                        Participate.com, Inc. and Erika Kerekes.

 10.9                   Agreement and Understanding dated September 17, 1999 between
                        Participate.com, Inc. and David A. Greer.

 10.10                  Series B Preferred Stock Purchase Agreement dated September
                        17, 1999 between Participate.com, Inc. and the purchasers
                        listed therein.

 10.11                  Series C Preferred Stock Purchase Agreement dated March 28,
                        2000 between Participate.com, Inc. and the purchasers listed therein.

 10.12                  [Intentionally omitted. Included in 4.2]

 10.13                  Warrant dated March 28, 2000 issued by Participate.com, Inc.
                        in favor of Diamond Technology Incorporated.

 10.14                  Sheffield Square Professional Center Office Lease dated
                        November 3, 1998 between Sheffield Square L.L.C. and
                        ExtraNet Solutions.

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
 10.15                  Union Tower Investors II L.L.C. Office Lease dated February
                        9, 2000 between Union Towers Investors II, L.L.C. and
                        Participate.com, Inc.

 23.1*                  Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in exhibit 5.1).

 23.2 Consent of Arthur Andersen LLP, independent public accountants.

 24.1                   Power of Attorney (see page II-4).

 27.1                   Financial Data Schedule.


------------------------

*   To be filed by amendment.